SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  ------------



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
         Date of Report (Date of earliest event reported) June 17, 1998




                            One Valley Bancorp, Inc.
             (Exact name of registrant as specified in its charter)



          West Virginia                    0-10042               55-0609408
  (State or other jurisdiction     (Commission File Number)   (I.R.S. Employer
of incorporation or organization)                            Identification No.)




               One Valley Square, Charleston, West Virginia 25326
                 (Address of principal executive offices) (Zip Code)


                                 (304) 348-7000
              (Registrant's telephone number, including area code)



                                 Not applicable
      (Former name, address, and fiscal year, if changed since last report)

                            One Valley Bancorp, Inc.

Item 5.    Other Events

As required by the rules of the Securities and Exchange Commission for pooling-of-interests accounting treatment, presented below is financial data for One Valley Bancorp, Inc. and FFVA Financial Corporation reported in conjunction with the consummation of the merger between those companies on March 30, 1998. Following are the Consolidated Financial Statements of the Registrant as of December 31, 1997 and 1996, and for the three year period ended December 31, 1997, and Management's Discussion and Analysis of Financial Condition and Results of Operations restated to reflect that merger.

                    One Valley Bancorp, Inc. and Subsidiaries

                    Audited Consolidated Financial Statements

                                December 31, 1997





                                    Contents

Report of Independent Auditors.................................................1

Audited Consolidated Financial Statements

Consolidated Balance Sheets....................................................2
Consolidated Statements of Income..............................................3
Consolidated Statements of Shareholders' Equity................................4
Consolidated Statements of Cash Flows..........................................5
Notes to Consolidated Financial Statements.....................................6

                         Report of Independent Auditors

The Board of Directors and Shareholders
One Valley Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of One Valley Bancorp, Inc. and subsidiaries (One Valley) as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of One Valley's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of FFVA Financial Corporation and subsidiary, a wholly-owned subsidiary, which statements reflect total assets constituting 11% in 1997 and 1996 and total income constituting 11% in 1997, 1996, and 1995 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to data included for FFVA Financial Corporation and subsidiary, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of One Valley Bancorp, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



January 21, 1998, except for
   Notes A, D, and M, as to which
   the date is June 15, 1998

                    One Valley Bancorp, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                  (Dollars in thousands, except per share data)



                                                                                             December 31
                                                                                        1997            1996
                                                                                  ----------------------------------
Assets
Cash and due from banks                                                               $   127,012     $   151,516
Interest-bearing deposits in other banks                                                    2,162           9,897
Federal funds sold                                                                         20,310           6,095
                                                                                  ----------------------------------
Cash and cash equivalents                                                                 149,484         167,508

Securities:
   Available-for-sale, at fair value                                                    1,216,749       1,059,459
   Held-to-maturity (fair value approximated $359,369 and $306,345
     at December 31, 1997 and 1996)                                                       352,272         303,450
Loans, net                                                                              3,257,488       3,090,442
Premises and equipment                                                                     90,397          90,370
Accrued interest receivable                                                                38,764          38,183
Other assets                                                                               56,332          51,701
                                                                                  ==================================
Total assets                                                                           $5,161,486      $4,801,113
                                                                                  ==================================

Liabilities and shareholders' equity
Liabilities:
   Deposits:
     Non-interest bearing                                                             $   465,227     $   407,548
     Interest bearing                                                                   3,468,947       3,396,821
                                                                                  ----------------------------------
Total deposits                                                                          3,934,174       3,804,369
Short-term borrowings:
   Federal funds purchased                                                                 22,581          17,278
   Securities sold under agreements to repurchase and other                               600,899         416,796
                                                                                  ----------------------------------
Total short-term borrowings                                                               623,480         434,074
Long-term borrowings                                                                       48,875          32,892
Other liabilities                                                                          51,307          46,720
                                                                                  ----------------------------------
Total liabilities                                                                       4,657,836       4,318,055

Shareholders' equity:
   Preferred stock--$10 par value; authorized 1,000,000 shares;
     none issued                                                                                -               -
   Common stock--$10 par value; authorized 40,000,000 shares;
     36,330,605  and  29,849,306  shares  issued at December  31, 1997 and 1996, including 4,346,846 and 2,792,360 shares in treasury
     at December 31, 1997 and 1996                                                        363,306         298,493
   Capital surplus                                                                         71,782          66,652
   Retained earnings                                                                      157,730         183,226








2







   Unrealized gain on available-for-sale securities, net of deferred income
     taxes                                                                                  5,927           2,065
   Treasury stock                                                                         (95,095)        (67,378)
                                                                                  ----------------------------------
Total shareholders' equity                                                                503,650         483,058
                                                                                  ----------------------------------
Total liabilities and shareholders' equity                                             $5,161,486      $4,801,113
                                                                                  ==================================



See notes to consolidated financial statements.

                    One Valley Bancorp, Inc. and Subsidiaries

                        Consolidated Statements of Income

                  (Dollars in thousands, except per share data)


                                                                   Year Ended December 31
                                                           1997             1996            1995
                                                     ---------------------------------------------------
Interest income:
   Interest and fees on loans:
     Taxable                                                $276,520         $262,354        $242,174
     Tax-exempt                                                2,990            2,813           2,453
                                                     ---------------------------------------------------
Total                                                        279,510          265,167         244,627
   Interest and dividends on securities:
     Taxable                                                  83,458           75,956          62,813
     Tax-exempt                                               12,003           11,076          10,362
                                                     ---------------------------------------------------
Total                                                         95,461           87,032          73,175
   Other                                                       1,789              947           2,253
                                                     ---------------------------------------------------
Total interest income                                        376,760          353,146         320,055

Interest expense:
   Deposits                                                  148,026          138,247         123,753
   Short-term borrowings                                      25,466           21,076          15,851
   Long-term borrowings                                        3,418            1,144             688
                                                     ---------------------------------------------------
Total interest expense                                       176,910          160,467         140,292
                                                     ---------------------------------------------------
Net interest income                                          199,850          192,679         179,763
Provision for loan losses                                      7,531            5,264           5,887
                                                     ---------------------------------------------------
Net interest income after provision for loan losses          192,319          187,415         173,876

Other income:
   Trust Department                                           10,228            9,322           8,203
   Service charges on deposit accounts                        15,511           14,934          14,109
   Real estate loan processing and servicing fees              6,191            6,098           5,249
   Other service charges and fees                             10,947            8,177           7,097
   Securities gains (losses)                                   1,018             (162)            144
   Other                                                       4,959            3,744           3,826
                                                     ---------------------------------------------------
Total other income                                            48,854           42,113          38,628

Other expenses:
   Salaries and employee benefits                             74,234           70,408          67,022
   Net occupancy                                               7,614            7,380           6,777
   Equipment                                                   9,377            9,683           9,233
   Federal deposit insurance assessments                       1,051            7,921           4,696
   Outside data processing                                     9,115            6,632           6,073
   Other                                                      42,928           38,960          34,874
                                                     ---------------------------------------------------
Total other expenses                                         144,319          140,984         128,675
                                                     ---------------------------------------------------
Income before income taxes                                    96,854           88,544          83,829
Applicable income taxes                                       33,054           29,926          28,249
                                                     ---------------------------------------------------
Net income                                                 $  63,800        $  58,618       $  55,580
                                                     ===================================================

Net income per common share:
   Basic                                                      $2.00           $1.80            $1.69
   Diluted                                                    $1.95           $1.76            $1.67
Average common shares outstanding:

4




   Basic                                                  31,921,000        32,600,000       32,934,000

   Diluted                                                32,686,000        33,221,000       33,203,000

See notes to consolidated financial statements.

                    One Valley Bancorp, Inc. and Subsidiaries

                 Consolidated Statements of Shareholders' Equity

                  (Dollars in thousands, except per share data)



                                                                                                        Unrealized
                                                                                                        Gain (Loss)
                                                                                                            on
                                                                                                        Available-
                                                                      Common     Capital    Retained     for-Sale    Treasury
                                                                       Stock     Surplus    Earnings    Securities    Stock
                                                                   ------------------------------------------------------------

Balances at January 1, 1995                                          $208,478     $51,217   $171,259     $ (7,855)   $(10,373)
   Change in unrealized gains and losses, net of deferred income            -           -          -       15,615           -
     taxes of $8,735
   Net income                                                               -           -     55,580            -           -
   Issuance of common stock (411,602 shares)                            4,116       8,130          -            -           -
   Purchase of treasury stock (420,700 shares)                              -           -          -            -     (12,971)
   Stock options exercised (66,614 shares) and adjustment for             666         519          -            -           -
     fractional shares
   Cash dividends on One Valley shares ($.66 per share)                     -           -    (17,918)           -           -
   Cash dividends on FFVA shares                                            -           -     (1,766)           -           -
   FFVA repurchase of treasury stock                                   (3,150)     (2,664)    (2,706)           -           -
   Allocated/earned FFVA ESOP shares                                        -         460          -            -           -
   Purchase of unearned FFVA MSBP shares                                    -      (2,276)         -            -           -
                                                                   ------------------------------------------------------------
Balances at December 31, 1995                                         210,110      55,386    204,449        7,760     (23,344)
   Change in unrealized gains and losses, net of deferred income            -           -          -       (5,695)          -
     taxes of $(3,773)
   Net income                                                               -           -     58,618            -           -
   Issuance of common stock (1,789,000 shares)                         17,890      37,817          -            -           -
   Purchase of treasury stock (1,318,988 shares)                            -           -          -            -     (44,034)
   Five-for-four stock split in the form of a 25% stock dividend       49,746           -    (49,746)           -           -
   Stock options exercised (144,958 shares) and adjustment for          1,430       1,414          -            -           -
     fractional shares
   Cash dividends on One Valley shares ($.74 per share)                     -           -    (20,028)           -           -
   Cash dividends on FFVA shares                                            -           -     (1,903)           -           -
   FFVA repurchase of treasury stock, pre-split                        (1,460)     (1,234)    (1,564)           -           -
   Two-for-one stock split on FFVA shares                              28,484     (28,484)         -            -           -
   FFVA repurchase of treasury stock, post-split                       (7,725)        597     (6,600)           -           -
   Allocated/earned FFVA ESOP and MSBP shares                               -       1,143          -            -           -
   Exercise of FFVA stock options                                          18          13          -            -           -
                                                                   ------------------------------------------------------------
Balances at December 31, 1996                                         298,493      66,652    183,226        2,065     (67,378)
   Change in unrealized gains and losses, net of deferred income            -           -          -        3,862           -
     taxes of $2,495
   Net income                                                               -           -     63,800            -           -
   Purchase of treasury stock (856,396 shares)                              -           -          -            -     (27,717)
   Five-for-four stock split in the form of a 25% stock dividend       62,960           -    (62,960)           -           -
   Stock options exercised (303,698 shares) and adjustment for          3,015       1,783          -            -           -
     fractional shares
   Cash dividends on One Valley shares ($.80 per share)                     -           -    (22,009)           -           -
   Cash dividends on FFVA shares                                            -           -     (2,005)           -           -
   FFVA repurchase of treasury stock                                   (1,807)        140     (2,322)           -           -
   Allocated/earned FFVA ESOP and MSBP shares                               -       3,810          -            -           -
   Exercise of FFVA stock options                                          47          (5)         -            -           -
   Issuance of common stock to FFVA MSBP plan                             598        (598)         -            -           -
                                                                   ------------------------------------------------------------
Balances at December 31, 1997                                        $363,306     $71,782   $157,730     $  5,927    $(95,095)
                                                                   ============================================================

See notes to consolidated financial statements.

                    One Valley Bancorp, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                             (Dollars in thousands)



                                                                                  Year Ended December 31
                                                                             1997          1996          1995
                                                                        --------------------------------------------
Operating activities:
   Net income                                                               $  63,800     $  58,618     $  55,580
   Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for loan losses                                                7,531         5,264         5,887
       Depreciation                                                             9,013         9,738         8,499
       Amortization, net of accretion                                           3,371         2,391         3,570
       Deferred income tax (benefit) expense                                      (76)          165           133
       Net (gains) losses from sales of assets                                 (1,003)          112          (461)
       Loans originated for sale                                             (111,837)      (67,105)      (60,515)
       Proceeds from loans sold                                               112,823        68,167        57,598
       Net change in accrued interest receivable                                 (581)          641        (4,290)
       Net change in accrued interest payable                                   3,182          (382)        4,705
       Net change in other assets and other liabilities                       (11,467)        2,137         1,502
                                                                        --------------------------------------------
Net cash provided by operating activities                                      74,756        79,746        72,208

Investing activities:
   Proceeds from sales of available-for-sale securities                        92,165       151,749       128,729
   Proceeds from maturities of available-for-sale securities                  278,877       266,629       222,599
   Purchases of available-for-sale securities                                (522,292)     (366,559)     (375,993)
   Proceeds from maturities of held-to-maturity securities                     37,740        21,934        53,027
   Purchases of held-to-maturity securities                                   (86,621)      (47,968)     (102,494)
   Purchase of a subsidiary, net of cash received                                   -        10,866         2,730
   Net increase in loans                                                     (171,993)     (169,662)     (150,017)
   Purchases of premises and equipment                                         (8,781)       (8,430)       (6,416)
                                                                        --------------------------------------------
Net cash used in investing activities                                        (380,905)     (141,441)     (227,835)

Financing activities:
   Net change in deposits                                                     129,805       120,008       120,431
   Net change in federal funds purchased                                        5,303       (36,727)          860
   Net change in other short-term borrowings                                  184,103        48,265        33,581
   Repayment of long-term borrowings                                           (9,017)      (10,776)      (13,539)
   Proceeds from long-term borrowings                                          25,000        15,007         5,000
   Proceeds from issuance of common stock                                       4,840         2,875         1,185
   Purchase of treasury stock                                                 (27,717)      (44,034)      (12,971)
   Cash dividends                                                             (24,014)      (21,931)      (19,684)
   Allocation of FFVA ESOP and MSBP shares                                      3,810         1,143           460
   FFVA repurchase of treasury stock                                           (3,988)      (17,986)       (8,520)
   Purchase of FFVA MSBP shares                                                     -             -        (2,276)
                                                                        --------------------------------------------
Net cash provided by financing activities                                     288,125        55,844       104,527
                                                                        --------------------------------------------
Decrease in cash and cash equivalents                                         (18,024)       (5,851)      (51,100)
Cash and cash equivalents at beginning of year                                167,508       173,359       224,459
                                                                        --------------------------------------------
Cash and cash equivalents at end of year                                     $149,484      $167,508      $173,359
                                                                        ============================================


See notes to consolidated financial statements.

A. Summary of Significant Accounting and Reporting Policies

The accounting and reporting policies of One Valley Bancorp, Inc. and its subsidiaries (One Valley) conform to generally accepted accounting principles and to general practices within the banking industry. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The following is a summary of the more significant accounting and reporting policies.

Basis of Presentation

The consolidated financial statements have been restated to give retroactive effect to the merger with FFVA Financial Corporation (FFVA) on March 30, 1998, which was accounted for as a pooling of interests.

Principles of Consolidation

The accompanying  consolidated  financial statements include the accounts of One
Valley  Bancorp,  Inc.  and  its  wholly-owned  subsidiaries.   All  significant
intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

One Valley considers cash and due from banks, interest-bearing deposits in other banks, and federal funds sold as cash and cash equivalents.

Securities

Management determines the appropriate classification of securities at the time of purchase. Debt securities are classified as held-to-maturity when One Valley has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value with the unrealized gains and losses, net of deferred income taxes, reported in a separate component of shareholders' equity. Unrealized gains and losses represent the difference between the estimated fair value and amortized cost of available-for-sale securities.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. The specific identification method is used to determine realized gains and losses on sales of securities.

Loans Held for Sale

Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.

Allowance for Loan Losses

In determining the adequacy of the allowance for loan losses, as well as the appropriate provision for loan losses, management takes into consideration the results of internal review procedures, historical loan loss experience, an assessment of the effect of current and anticipated future economic conditions on the loan portfolio, the financial condition of the borrower and such other factors which, in management's judgment, deserve recognition. Impaired loans, primarily consisting of non-accrual and restructured loans, are evaluated based on the discounted value of expected future cash flows or on the estimated fair value of the collateral if repayment of the loan is expected to be provided by the collateral. In management's judgment, the allowance for loan losses is maintained at a level adequate to absorb potential losses in the loan portfolio.

Loan Fees and Costs

Loan origination and commitment fees and direct loan origination costs are being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.

Income Taxes

Income taxes have been provided using the liability method in which deferred income taxes (included in other assets) are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

Revenue Recognition

Interest income on loans, amortization of unearned income, and accretion of discounts are computed by methods which generally result in level rates of return on principal amounts outstanding.

The accrual of interest income generally is discontinued when the contractual payment of principal or interest has become 90 days past due. When interest accruals are discontinued, unpaid interest recognized in income in the current year is reversed, and interest accrued in prior years is charged against the allowance for loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest, and the loan is in the process of collection. Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of the remaining unpaid principal. Generally, a loan is restored to accrual status when it is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the collectibility of the total contractual principal and interest is no longer in doubt.

Net Income per Common Share

In 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, Earnings Per Share. Statement 128 requires the reporting of basic and diluted net income per common share. Basic net income per common share excludes any dilutive effects of stock options and is computed by dividing net income by the average common shares outstanding adjusted for the ESOP shares which have not been committed to release (which represent 209,000, 243,000 and 279,000 in 1997, 1996, and 1995.) Diluted net income per common share is computed by dividing net income by the average common shares outstanding during the year, net of the ESOP shares, adjusted for the dilutive effect of options under One Valley's stock option plans. The effect of dilutive stock options on average shares outstanding was

765,000,  621,000,  and 270,000 in 1997,  1996,  and 1995. Net income per common share amounts for all periods presented have been restated to conform to Statement 128.

New Accounting Pronouncements

In June 1996, the FASB issued Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which was applicable to One Valley effective January 1, 1997. However, in late 1996, the FASB agreed to defer the effective date for one year for the following transactions: securities lending, repurchase agreements, dollar rolls and other similar secured transactions. The adoption of the 1997 provisions did not have a significant impact on the financial position or results of operations of One Valley and management anticipates the same results for the provisions adopted on January 1, 1998.

During 1997, the FASB issued several new statements which will also become effective in 1998. These pronouncements include Statement No. 129, Disclosure of Information about Capital Structure; Statement No. 130, Reporting Comprehensive Income; and Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company is in the process of fully evaluating these new pronouncements and will adopt them as required in 1998. The adoption of these new statements is not expected to have a significant impact on the financial position or results of operations of One Valley.

Reclassifications

Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform to the 1997 presentation. Such reclassifications had no impact on net income or shareholders' equity.

B. Restrictions on Cash and Due From Bank Accounts

Bank subsidiaries are required to maintain average balances with the Federal Reserve Bank. The average amount of those balances for the year ended December 31, 1997, was approximately $11,000.

C. Restrictions on Subsidiary Dividends

The primary source of funds for the dividends paid by One Valley Bancorp, Inc. is dividends received from its subsidiary banks. Dividends paid by the subsidiary banks are subject to restrictions by banking regulations. The most restrictive provision requires regulatory approval if dividends declared in any year exceed the year's retained net profits, as defined, plus the retained net profits of the two preceding years. At December 31, 1997, the retained net profits available for distribution to One Valley Bancorp, Inc. as dividends without regulatory approval approximated $13,400.

D. Mergers and Acquisitions

In May 1998, One Valley entered into an agreement to acquire Summit Bankshares, Inc., headquartered in Raphine, Virginia. Under terms of the agreement, One Valley will exchange 1.36 shares of its stock for each share of Summit Bankshares' common stock outstanding which will result in the issuance of approximately 1,823,000 shares valued at $68 million. It is anticipated that this transaction will be consummated in the third quarter of 1998 and be accounted for under the pooling of interests method. Summit Bankshares, Inc. had $199 million in total assets, $176 million in deposits, and $140 million in loans at March 31, 1998.

On March 30, 1998, One Valley acquired all stock of FFVA, headquartered in Lynchburg, Virginia. Under terms of the agreement, One Valley exchanged 1.05 shares of its common stock for each share of FFVA's common stock outstanding. This resulted in the issuance of approximately 5,519,000 shares valued at approximately $206 million. This combination has been accounted for as a pooling of interests and, as a result, all prior financial results have been restated and reported on a combined basis. Due to the immaterial impact on One Valley's financial statements, separate results of operations are not presented herein. On February 19, 1998, One Valley acquired 15 branches in Virginia from the Wachovia Corporation. Through this purchase, One Valley acquired $124.9 million in loans and $283.2 million in deposits. This transaction was accounted for as a purchase and, accordingly, the balances and results of the operations of the branches will be included in the financial statements of One Valley only from the date of purchase.

On April 30, 1996, One Valley acquired all of the outstanding stock of CSB Financial Corporation, also headquartered in Lynchburg, Virginia. Under terms of the agreement, One Valley exchanged 0.6774 shares of its common stock for each share of CSB Financial Corporation's common stock outstanding. This resulted in the issuance of approximately 1,789,000 shares valued at approximately $55.7 million. This transaction was accounted for under the purchase method of accounting. Accordingly, consolidated results include the operations of CSB Financial Corporation only from the date of acquisition. CSB had $336 million in total assets, $257 million in deposits, and $164 million in loans at April 30, 1996. Pro forma financial information is not presented because the above transaction was immaterial to One Valley.

In years prior to 1995, One Valley acquired several financial institutions accounted for using the purchase method of accounting. The purchase price of these acquisitions and those previously noted was allocated to the identifiable tangible and intangible assets acquired based upon their fair value at the acquisition date. Intangible assets representing the present value of future net income to be earned from deposits of acquired banks are being amortized on an accelerated basis over a ten year period. Deposit intangibles, included in other assets, approximated $2,700 and $3,800 at December 31, 1997 and 1996. Deposit intangible amortization approximated $1,100 in 1997, $900 in 1996, and $600 in 1995. The excess of purchase price over the fair market value of assets of subsidiary banks acquired (goodwill) is being amortized on a straight-line basis over periods ranging from 15 to 25 years. Goodwill, included in other assets, approximated $17,500 and $19,500 at December 31, 1997 and 1996. Goodwill amortization approximated $1,400 in 1997, $1,200 in 1996, and $500 in 1995.

E. Shareholder Rights Plan

In 1995, the Board of Directors approved a Shareholder Protection Rights Plan (the Plan). The Plan provides that each share of common stock carries with it one right. The rights would be exercisable only if a person or group, as defined, acquired 10% or more of One Valley's common stock, or after a person commences a tender offer for such stock. If a person or group acquires 10% or more of One Valley's common stock, holders of rights, other than the 10% holder, could acquire shares of One Valley's common stock at half price or the Board could exchange each such right for one share of common stock. In addition, under certain circumstances, holders of rights could acquire shares of common stock of the 10% holder at half price.

F. Securities

The  following  is  a  summary  of   available-for-sale   and   held-to-maturity
securities:

                                          Available-for-Sale                              Held-to-Maturity
                              -------------------------------------------  ------------------------------------------
                                           Gross      Gross    Estimated               Gross     Gross   Estimated
                               Amortized Unrealized Unrealized    Fair      Amortized Unrealized Unrealized  Fair
                                 Cost      Gains     Losses      Value        Cost      Gains     Losses    Value
                              -------------------------------------------------------------------------------------
December 31, 1997
U.S. Treasury securities
   and obligations of U.S.
   government agencies and      $857,928 $  4,322    $ (793)  $  861,457  $  46,443  $   476      $ (28)  $ 46,891
   corporations
Obligations of states and
   political subdivisions              -        -         -            -    237,290    6,557       (127)   243,720
Mortgage-backed securities       298,231    5,984      (295)     303,920     62,756      389       (192)    62,953
Other securities                  50,899      494       (21)      51,372      5,783       22          -      5,805
                              -------------------------------------------   ---------------------------------------
Total securities              $1,207,058 $  10,800  $(1,109)  $1,216,749   $352,272   $7,444   $   (347)  $359,369
                              ===========================================   =======================================
December 31, 1996
U.S. Treasury securities
   and obligations of U.S.
   government agencies and    $   678,286 $ 4,258   $(4,741)  $   677,803  $ 35,558   $  315     $  117  $  35,990
   corporations
Obligations of states and
   political subdivisions              -        -         -            -    216,874    3,596     (1,073)   219,397
Mortgage-backed securities       328,958    4,873    (1,488)     332,343     46,570      484       (550)    46,504
Other securities                  48,881      508       (76)      49,313       4448       10         (4)     4,454
                              -------------------------------------------  ----------------------------------------
Total securities              $1,056,125  $ 9,639   $(6,305)  $1,059,459   $303,450   $4,405    $(1,510)  $306,345
                              ===========================================  ========================================
December 31, 1995
U.S. Treasury securities
   and obligations of U.S.
   government agencies and    $   659,085 $ 8,787   $  (639)  $  667,233  $ 31,482    $  746     $  (19) $  32,209
   corporations
Obligations of states and
   political subdivisions              -        -         -            -   204,694     7,334       (447)   211,581
Mortgage-backed securities       285,863    5,345      (942)     290,266    35,946       701       (176)    36,471
Other securities                  27,517      251         -       27,768     5,366        14        (10)     5,370
                              ===========================================  ========================================
Total securities              $  972,465  $14,383   $(1,581)  $  985,267  $277,488    $8,795   $   (652)  $285,631
                              ===========================================  ========================================

Gross realized gains and losses on available-for-sale securities approximated $1,130 and $112 in 1997, $359 and $521 in 1996, and $302 and $158 in 1995.

The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     Estimated
                                                     Amortized          Fair
                                                       Cost            Value
                                                 -------------------------------
       Available-for-sale
       Due in one year or less                       $  108,883       $  109,252
       Due after one year through five years            417,707          420,305
       Due after five years through ten years           285,044          285,393
       Due after ten years                               46,294           46,507
                                                 -------------------------------
                                                        857,928          861,457
       Mortgage-backed securities                       298,231          303,920
       Other                                             50,899           51,372
                                                 -------------------------------
       Total securities                              $1,207,058       $1,216,749
                                                 ===============================

       Held-to-maturity
       Due in one year or less                        $  25,743       $   25,858
       Due after one year through five years             46,243           47,204
       Due after five years through ten years           101,066          103,578
       Due after ten years                              112,571          115,884
                                                 -------------------------------
                                                        285,623          292,524
       Mortgage-backed securities                        62,756           62,953
                                                 -------------------------------
       Other                                              3,893            3,892
                                                 -------------------------------
       Total securities                                $352,272         $359,369
                                                 ===============================

At December 31, 1997 and 1996, securities carried at approximately $693,000 and $621,000 were pledged to secure public deposits, repurchase agreements, and for other purposes as required or permitted by law.

G. Loans

Loans are summarized as follows:

                                                        December 31
                                                   1997             1996
                                              ---------------------------------

       Commercial, financial and agricultural    $   372,933      $   323,146
       Real estate:
          Revolving home equity                      192,252          152,006
          Single family residential                1,527,621        1,471,434
          Apartment buildings and complexes           75,314           70,990
          Commercial                                 477,025          451,756
          Construction                                60,975           66,369
       Installment loans to individuals              572,846          571,533
       Other                                          23,570           28,263
                                              ---------------------------------
       Total loans net of unearned income          3,302,536        3,135,497
       Less allowance for loan losses                 45,048           45,055
                                              ---------------------------------
       Loans--net                                 $3,257,488       $3,090,442
                                              =================================

One Valley originates and sells fixed rate mortgage loans primarily to governmental agencies on a servicing retained basis. Interest rates are determined at the date of the commitment to sell the loans and the commitment period generally ranges from 60 to 90 days. At December 31, 1997 and 1996, One Valley held loans for sale of approximately $11,500 and $10,000 and had commitments to originate and sell loans of approximately $11,000 and $10,500, respectively.

The mortgage loan portfolio serviced by One Valley for the benefit of others approximated $890,327, $907,906, and $975,047 at December 31, 1997, 1996, and
1995. Custodial escrow balances maintained in connection with the foregoing loan servicing and One Valley's own mortgage loan portfolio were approximately $8,540 and $8,557 at December 31, 1997 and 1996, respectively.

One Valley and its subsidiaries have granted loans to officers and directors of One Valley and its subsidiaries and to their associates. Related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than normal risk of collectibility.

The following presents the activity with respect to related party loans aggregating $60 or more to any one related party:

                                    1997          1996
                               -----------------------------

       Balance, January 1           $106,605     $  72,199
       Additions                      28,060        61,639
       Amount collected              (48,525)      (27,233)
                               -----------------------------
       Balance, December 31         $ 86,140     $ 106,605
                               =============================

H. Allowance for Loan Losses

Changes in the allowance for loan losses for each of the three years in the period ended December 31, 1997, were as follows:

                                              1997         1996         1995
                                        ----------------------------------------

       Balance, January 1                   $45,055      $42,751      $40,492
       Charge-offs                           (9,837)      (7,065)      (5,765)
       Recoveries                             2,299        1,879        1,902
                                        ----------------------------------------
       Net charge-offs                       (7,538)      (5,186)      (3,863)
       Provision for loan losses              7,531        5,264        5,887
       Balance of acquired subsidiaries           -        2,226          235
                                        ----------------------------------------
       Balance, December 31                 $45,048      $45,055      $42,751
                                        ========================================

Impaired loans approximated $6,600 and $8,900 (of which $3,400 and $3,300 were on a nonaccrual basis) at December 31, 1997 and 1996. Included in these amounts are $4,900 and $5,900 of impaired loans for which the related allowance for loan losses is $830 and $500, and $1,700 and $3,000 of impaired loans that as a result of write-downs or being well secured do not have an allowance for loan losses. The average recorded investment in impaired loans during the years ended December 31, 1997, 1996 and 1995, was approximately $8,500, $9,000 and $9,500.
For the years ended December 31, 1997, 1996 and 1995, One Valley recognized interest income on those impaired loans of $560, $880 and $780. The amount of interest income recognized in 1997, 1996 and 1995 included less than $100 of interest income recognized using the cash basis method of income recognition.

I. Deposits

Included in interest-bearing deposits are various time deposit products. Time deposits outstanding at December 31, 1997, have scheduled maturities of $1,203,616 in 1998, $445,035 in 1999, $91,000 in 2000, $41,117 in 2001, $18,000
in 2002 and $1,000 thereafter. The aggregate amount of time deposits exceeding $100 at December 31, 1997 approximated $328,182.

As of December 31, 1997 and 1996, One Valley had deposits from related parties of approximately $76,000 and $73,000. Interest paid on deposits, short-term borrowings, and long-term borrowings approximated $172,511 in 1997, $160,056 in 1996, and $135,231 in 1995.

J. Premises and Equipment

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

                                                December 31
                                             1997          1996
                                        -----------------------------

       Land                                 $  19,567     $  19,719
       Buildings and improvements              89,376        88,296
       Equipment                               56,300        62,517
                                        -----------------------------
       Total                                  165,243       170,532
       Less accumulated depreciation          (74,846)      (80,162)
                                        -----------------------------
       Premises and equipment--net           $  90,397     $  90,370
                                        =============================

One Valley has entered into noncancelable lease agreements (operating leases) for certain premises and equipment and outside data processing services. The minimum annual rental commitment under these lease and service agreements, exclusive of taxes and other charges payable by the lessees, is: 1998--$5,000; 1999--$4,400; 2000--$3,900; 2001--$3,800; and 2002--$2,300; with $2,600 of commitments extending beyond 2002.

Total  expense  under  these  lease   agreements,   including   cancelable   and
noncancelable leases, was $8,300 in 1997, $7,100 in 1996, and $6,700 in 1995.

K. Short-Term and Long-Term Borrowings

Federal funds purchased and securities sold under agreements to repurchase represent borrowings with maturities primarily from overnight to 90 days. The securities underlying the repurchase agreements are under the control of One Valley. Additional details regarding short-term borrowings are set forth below:

                                                             Federal          Repurchase
                                                              Funds           Agreements
                                                            Purchased         and Other
                                                            -----------------------------
       1997:
          Average amount outstanding during year                $33,806          $497,631
          Maximum amount outstanding at any month end            69,801           609,426
          Weighted average interest rate:
            During year                                         5.46%              4.97%
            End of year                                         5.72%              5.06%
       1996:
          Average amount outstanding during year                $26,612          $409,903
          Maximum amount outstanding at any month end            71,563           528,966
          Weighted average interest rate:
            During year                                         5.38%              4.88%
            End of year                                         5.40%              4.80%
       1995:
          Average amount outstanding during year                $24,642          $295,163
          Maximum amount outstanding at any month end            54,005           400,751
          Weighted average interest rate:
            During year                                         5.89%              4.79%
            End of year                                         5.76%              4.75%

Several of One Valley's banking subsidiaries are members of the Federal Home Loan Bank (FHLB). A benefit of membership in the FHLB is the availability of short-term and long-term borrowings, in the form of collateralized advances. The advances are collateralized by U.S. Treasury and agency securities, residential mortgage loans, and multi-family mortgage loans with an aggregate book value approximating $222,300 at December 31, 1997. The available lines of credit for short-term and long-term borrowings, at prevailing market interest rates, as of December 31, 1997, approximated $1.1 billion.

Long-term borrowings of $48,875 and $32,892 at December 31, 1997 and 1996, primarily consist of FHLB advances. The advances mature as follows:
1998--$14,000;  1999--$2,000; 2001--$5,000; and $27,900 thereafter. The weighted average interest rate of these advances at December 31, 1997, was 6.06%.

L. Income Taxes

The income tax provisions (benefits) included in the consolidated statements of income are summarized as follows:

                                         1997         1996         1995
                                     ----------------------------------------
       Current:
          Federal                        $28,282      $25,660      $24,115
          State                            3,930        4,101        4,001
       Deferred Federal and State            842          165          133
                                     ----------------------------------------
       Total                             $33,054      $29,926      $28,249
                                     ========================================

A reconciliation between the amount of reported income tax expense and the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

                                                 1997                     1996                      1995
                                          Amount      Percent      Amount      Percent       Amount      Percent
                                       -----------------------------------------------------------------------------
Computed tax at statutory
   federal rate                            $33,796      35.0%       $30,905      35.0%       $29,238       35.0%
Plus: State income taxes net of
   federal tax benefits                      2,666       2.7          2,693       3.0          2,633        3.1
                                       -----------------------------------------------------------------------------
                                            36,462      37.7         33,598      38.0         31,871       38.1
Increase (decrease) in taxes resulting from:
     Tax-exempt interest                    (4,535)     (4.7)        (4,861)     (5.5)        (4,484)      (5.4)
     Other--net                               1,127       1.1          1,189       1.3            862        1.0
                                       -----------------------------------------------------------------------------
Actual tax expense                         $33,054      34.1%       $29,926      33.8%       $28,249       33.7%
                                       =============================================================================

Significant components of One Valley's deferred tax assets and liabilities are as follows:

                                                   December 31
                                                1997         1996
                                            ---------------------------
       Deferred tax assets:
          Allowance for loan losses             $16,813      $16,211
          Accrued employee benefits               1,480        3,840
          Other                                   4,697        1,993
                                            ---------------------------
       Total deferred tax assets                 22,990       22,044

       Deferred tax liabilities:
          Loans                                   6,808        6,028
          Available-for-sale securities           3,763        1,268
          Premises and equipment                  3,140        3,313
          Other                                     320           51
                                            ---------------------------
       Total deferred tax liabilities            14,031       10,660
                                            ---------------------------
       Net deferred tax assets                 $  8,959      $11,384
                                            ===========================

Income taxes (benefit) related to securities gains (losses) approximated $407, $(65), and $58 in 1997, 1996, and 1995.

One Valley made tax payments of approximately $34,193 in 1997, $27,942 in 1996, and $29,514 in 1995.

M. Employee Benefit Plans

One Valley and FFVA have defined benefit pension plans covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The funding policy of One Valley and FFVA is to contribute annually the maximum amount that can be deducted for income tax purposes.

The following table presents the funded status of the plan and amounts recognized in the consolidated balance sheets at December 31:

                                                                                     1997          1996
                                                                                -----------------------------
       Actuarial  present value of  accumulated  benefit  obligation,  including vested benefits of $32,820 in 1997 and $24,454
          in 1996                                                                    $42,663      $ 30,592
                                                                                =============================

       Actuarial present value of projected benefit obligation for services
          rendered to date                                                          $(55,134)     $(42,135)
       Plan assets at fair value, consisting primarily of cash, listed
          stocks, and U.S. Gov't and agency obligations                               54,090        38,158
                                                                                -----------------------------
       Projected benefit obligation in excess of plan assets                          (1,044)       (3,977)
       Unrecognized transition asset, net of amortization                             (1,705)       (1,957)
       Unrecognized net loss from past experience different from
          that assumed and effects of changes in assumptions                           7,549         2,877
       Unrecognized prior service cost                                                 2,636         1,300
                                                                                -----------------------------
       Prepaid (accrued) pension cost included in other assets (other
          liabilities)                                                              $  7,436     $  (1,757)
                                                                                =============================

Following is a summary of the components of net periodic pension cost:

                                                                            1997        1996        1995
                                                                        -------------------------------------
       Service cost--benefits earned during the period                      $2,358      $2,378      $1,732
       Interest cost on projected benefit obligation                         3,543       2,836       2,412
       Actual return on plan assets                                         (5,136)     (3,001)     (4,589)
       Net amortization and deferral                                         2,206         443       2,267
                                                                        -------------------------------------
       Net periodic pension cost                                            $2,971      $2,656      $1,822
                                                                        =====================================

The weighted-average discount rate used in determining the actuarial present value of projected benefit obligations ranged from 7.0 to 7.25% and 7.5% at December 31, 1997 and 1996. The rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations ranged from 5.0 to 6.0% and 5.5 to 6.0% in 1997 and 1996. The expected long-term rate of return on plan assets ranged from 7.5 to 8.5% in 1997, 1996, and 1995. The unrecognized net loss increased in 1997 due to actual experience different from that assumed and the change in the weighted-average discount rate.

One Valley has a defined benefit postretirement plan covering all employees who qualify for and elect to retire with a normal or early retirement benefit under the defined benefit pension plan. The plan provides medical and dental benefits. This plan is contributory and contains cost sharing features such as deductibles and co-insurance. One Valley's policy is to fund the cost of the plan in amounts determined at the discretion of management.

The following table presents the plan's funded status and amounts recognized in the consolidated balance sheets at December 31:

                                                                              1997        1996
                                                                          -------------------------
       Accumulated postretirement benefit obligation:
          Active plan participants fully eligible for benefits            $        -  $        -
          Other active participants                                           (3,463)     (3,147)
          Current retirees                                                    (2,859)     (2,598)
                                                                          -------------------------
                                                                              (6,322)     (5,745)
       Plan assets                                                                 -           -
                                                                          -------------------------
       Accumulated postretirement benefit obligation in excess
          of plan assets                                                      (6,322)     (5,745)
       Unrecognized transition obligation                                      3,277       3,496
       Unrecognized prior service cost                                           197         208
       Unrecognized net gain from past experience different
          from that assumed and effects of changes in assumptions                (84)       (239)
                                                                          -------------------------
       Accrued postretirement benefit cost included in other liabilities     $(2,932)    $(2,280)
                                                                          =========================

Net periodic postretirement benefit cost included the following components:

                                                                1997      1996      1995
                                                            -------------------------------
       Service cost                                             $260      $230      $188
       Interest cost                                             440       421       403
       Amortization of transition obligation over 20 years       231       231       230
                                                            -------------------------------
       Net periodic postretirement benefit cost                 $931      $882      $821
                                                            ===============================

The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) is 8% for 1998 and is assumed to decrease gradually to 5% in 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the plan as of December 31, 1997 by $386 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1997 by $60.

The   weighted-average   discount  rate  used  in  determining  the  accumulated
postretirement benefit obligation was 7.0% and 7.5% at December 31, 1997 and 1996.

FFVA had an ESOP covering all full-time employees, over the age of 21, with at least one year of service. The ESOP borrowed funds from FFVA to purchase 330,681 shares of common stock, the loan being collateralized by the common stock. Contributions by FFVA, along with dividends received on unallocated shares were used to repay the loan with shares being released from FFVA's lien proportional to the loan repayments. The plan was accounted for in accordance with Statement of Position 93-6 and the shares pledged as collateral are reported as a reduction of stockholder's equity in the consolidated statements of financial condition. The total amount charged to expense for the years ended December 31, 1997, 1996, and 1995 was $825, $690, and $460 respectively. The ESOP was terminated on March 30, 1998.

FFVA established a Management Stock Bonus Plan (MSBP) and Trust during 1995 to award directors, officers and employees in accordance with the provision of the plan. All shares which had been previously awarded became fully vested on December 16, 1997, the date of the signing of a definitive merger agreement with One Valley. For the years ended December 1997, 1996, and 1995, the amounts included in compensation expense was $2,077, $628, and $453, respectively.

N. Other Expenses

Included in other expenses is supplies expense which approximated $3,768 in 1997, $3,711 in 1996, and $3,791in 1995.

O. Stock Option Plans

One Valley has nonqualified and incentive stock option plans for certain key employees and directors. One Valley has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) and related Interpretations in accounting for its employee stock options instead of applying FASB Statement No. 123, Accounting for Stock-Based Compensation. Under APB 25, because the exercise price of One Valley's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pursuant to these plans, at December 31, 1997 and 1996, an aggregate maximum of 1,500,000 shares of common stock were reserved for issuance, although no more than 150,000 shares, plus any shares carried over from the prior year, may be issued in any calendar year. All options granted have 10 year terms and vest immediately.

Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if One Valley had accounted for its employee stock options under the fair value method of that Statement. However, pro forma information has not been presented herein because the effect of applying Statement 123's fair value method to One Valley's stock-based awards in 1997, 1996 and 1995 results in net income and net income per common share that are not materially different from amounts reported.

A summary of One Valley's stock option activity, and related information for the years ended December 31, follows:

                                                    1997                    1996                      1995
                                           ------------------------------------------------ -------------------------
                                                        Weighted                 Weighted                Weighted
                                                         Average                 Average                  Average
                                                        Exercise                 Exercise                Exercise
                                             Options      Price       Options     Price       Options      Price
                                           ------------------------------------------------ ------------------------
Outstanding at beginning of year              980,600    $14.84       657,500    $15.09        611,250    $13.41
Balance of acquired subsidiary                      -         -       257,500     10.38              -         -
Granted                                       681,900     16.50       282,000     16.21        155,000     19.39
Exercised                                    (372,300)    13.04      (216,400)    12.80       (103,750)    11.38
Forfeited                                           -         -             -         -         (5,000)    19.36
                                           -------------           --------------           -------------
Outstanding at end of year                  1,290,200     16.24       980,600     14.84        657,500     15.09
                                           =============           ==============           =============

Exercisable at end of year                  1,290,200     16.24       980,600    $14.84        657,500    $15.09

Weighted-average fair value of options
   granted during the year                    $17.89                    $4.84                   $3.00

Exercise prices for options outstanding at December 31, 1997, ranged from $6.58 to $30.60. The weighted-average remaining contractual life of those options at December 31, 1997, was 7.5 years.

P. Stock Split

On August 19, 1997, One Valley's Board of Directors authorized a five-for-four stock split of common shares effected in the form of a 25% stock dividend to shareholders of record on August 29, 1997. Average shares outstanding and per share amounts included in the consolidated financial statements have been restated to give effect to the stock split.

Q. Regulatory Matters

One Valley and its banking subsidiaries are subject to various regulatory capital requirements administered by the banking regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on One Valley's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, One Valley and each of its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of One Valley and each of its banking subsidiaries' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. One Valley and each of its banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require One Valley and each of its banking subsidiaries to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). One Valley and each of its banking subsidiaries met all capital adequacy requirements to which they were subject at December 31, 1997.

As of December 31, 1997, the most recent notifications from the banking regulatory agencies categorized One Valley and each of its banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, One Valley and each of its banking subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since these notifications that management believes have changed the institutions' category.

The following table sets forth regulatory capital ratios for One Valley and its significant banking subsidiaries, One Valley Bank, National Association and One Valley Bank, Inc.

                                                                                             Well
                                                     1997                  1996           Capitalized    Minimum
                                                 Amount     Ratio      Amount     Ratio      Ratio        Ratio
                                             -----------------------------------------------------------------------
Total Capital (to Risk Weighted Assets)
   One Valley                                   $498,800      16%     $475,700      16%     >=10%          8%
   One Valley Bank, National Association         150,000      13       150,100      14      >=10           8
   One Valley Bank, Inc.                          48,600      13        47,100      14      >=10           8
Tier I Capital (to Risk Weighted Assets)
   One Valley                                   $460,700      13%     $439,000      17%     >=6%           4%
   One Valley Bank, National Association         135,500      12       136,900      13      >=6            4
   One Valley Bank, Inc.                          43,800      12        42,800      13      >=6            4
Tier I Capital (to Average Assets)
   One Valley                                   $460,700       9%     $439,000       9%     >=5%           4%
   One Valley Bank, National Association         135,500       7       136,900       8      >=5            4
   One Valley Bank, Inc.                          43,800       7        42,800       8      >=5            4

R. Parent Company Condensed Financial Information

CONDENSED BALANCE SHEETS

                                                        December 31
                                                    1997          1996
                                               ------------------------------
Assets
Cash                                                  $  964        $  443
Repurchase agreement with a subsidiary bank        $  26,696     $  21,469
Available-for-sale securities                         15,329        10,468
Premises and equipment                                   967           893
Investment in subsidiaries:
   Commercial and federal savings banks              452,297       434,715
   Nonbanks                                            6,925         6,391
Other assets                                          22,112        26,433
                                               ------------------------------
Total assets                                        $525,290      $500,812
                                               ==============================

Liabilities and shareholders' equity
Liabilities:
   Short-term borrowings                          $    6,105    $    5,793
   Other liabilities                                  15,535        11,961
                                               ------------------------------
Total liabilities                                     21,640        17,754

Shareholders' equity                                 503,650       483,058
                                               ------------------------------
Total liabilities and shareholders' equity          $525,290      $500,812
                                               ==============================

CONDENSED STATEMENTS OF INCOME

                                                                                    Year Ended December 31
                                                                               1997         1996          1995
                                                                           -----------------------------------------
Income:
   Dividends from bank subsidiaries                                            $58,130      $71,258      $47,290
   Other income                                                                  6,134        5,031        5,538
                                                                           -----------------------------------------
Total income                                                                    64,264       76,289       52,828

Expenses:
   Salaries and employee benefits                                                7,727        8,108        6,749
   Other expenses                                                                8,487        4,967        5,169
   Interest expense                                                                479          280           18
                                                                           -----------------------------------------
Total expenses                                                                  16,693       13,355       11,936
                                                                           -----------------------------------------
Income before income taxes and equity in undistributed
   earnings of subsidiaries                                                     47,571       62,934       40,892
Applicable income tax (benefit)                                                 (3,716)      (3,157)      (2,422)
                                                                           -----------------------------------------
Income before equity in undistributed earnings of subsidiaries                  51,287       66,091       43,314
Equity in undistributed earnings of subsidiaries                                12,513       12,527       12,266
Distribution of subsidiary retained earnings                                                (20,000)
                                                                           -----------------------------------------
Net income                                                                     $63,800      $58,618      $55,580
                                                                           =========================================

CONDENSED STATEMENTS OF CASH FLOWS

                                                                                    Year Ended December 31
                                                                               1997         1996          1995
                                                                           -----------------------------------------
Operating activities:
   Net income                                                                  $63,800      $58,618      $55,580
   Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization                                               324          245          238
       Dividend from subsidiary                                                              20,000
       Equity in undistributed earnings of subsidiaries                        (12,513)     (12,527)     (12,266)
       Net change in other assets and other liabilities                          1,471        1,344        3,290
                                                                           -----------------------------------------
Net cash provided by operating activities                                       53,082       67,680       46,842

Investing activities:
   Net decrease (increase) in loans receivable                                   6,250         (661)       9,333
   Purchase of available-for-sale securities                                    (8,715)      (8,453)      (6,275)
   Proceeds from maturities and sale of securities:
     Available-for-sale                                                          4,083       10,982          196
     Held-to-maturity                                                                -          860            -
   Investment in subsidiaries                                                        -            -       (5,139)
   Purchase of equipment                                                          (387)        (427)        (292)
                                                                           -----------------------------------------
Net cash provided by (used in) investing activities                              1,231        2,301       (2,177)

Financing activities:
   Net change in short-term borrowings                                             312        5,793            -
   Proceeds from issuance of common stock                                        4,840        2,875        1,185
   Purchase of treasury stock                                                  (27,717)     (44,034)     (12,971)
   Issuance of  MSBP shares                                                      2,002            -            -
   FFVA repurchase of treasury stock                                            (3,988)     (17,986)      (8,520)


                                       20


   Cash dividends                                                              (24,014)     (21,931)     (19,684)
                                                                           -----------------------------------------
Net cash used in financing activities                                          (48,565)     (75,283)     (39,990)
                                                                           -----------------------------------------
Increase (decrease) in cash and cash equivalents                                 5,748       (5,302)       4,675
Cash and cash equivalents at beginning of year                                  21,912       27,214       22,539
                                                                           -----------------------------------------
Cash and cash equivalents at end of year                                       $27,660      $21,912      $27,214
                                                                           =========================================

S. Fair Value of Financial Instruments

The following methods and assumptions were used by One Valley in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents: The carrying values of cash and cash equivalents approximate their fair values.

Securities: Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans: The fair values of fixed rate commercial, mortgage, and consumer loans are estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Accrued Interest: The carrying value of accrued interest approximates its fair value.

Deposits: The fair values of demand deposits (i.e. interest and non-interest bearing checking, regular savings, and other types of money market demand accounts) are, by definition, equal to their carrying values. Fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities of time deposits. FASB Statement No. 107 defines the fair value of demand deposits as the amount payable on demand, and prohibits adjusting fair value for any value derived from retaining those deposits for an unexpected future period of time (commonly referred to as a deposit base intangible). Accordingly, the deposit base intangible is not considered in the estimated fair value of total deposits at December 31, 1997 and 1996.

Short-Term Borrowings: The carrying values of federal funds purchased and securities sold under agreements to repurchase approximate their fair values.

Long-Term Borrowings: The fair values of long-term borrowings are estimated using discounted cash flow analyses based on One Valley's current incremental borrowing rates for similar types of borrowing arrangements.

Commitments: The fair values of commitments (standby letters of credit and loan commitments) are estimated based on fees currently charged to enter into similar agreements, taking into consideration the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of these commitments at December 31, 1997 and 1996, approximate their carrying value.

The fair values of One Valley's financial instruments are summarized below:

                                                       December 31, 1997                 December 31, 1996
                                               ---------------------------------- ---------------------------------
                                                   Carrying          Fair             Carrying          Fair
                                                    Amount           Value             Amount          Value
                                               ---------------------------------- ---------------------------------
Cash and cash equivalents                          $   149,484     $   149,484        $   167,508     $   167,508
Securities                                           1,569,021       1,576,118          1,362,909       1,365,804
Loans                                                3,257,488       3,271,796          3,090,442       3,107,830
Accrued interest receivable                             38,764          38,764             38,183          38,183
Deposits                                             3,934,174       3,940,099          3,804,369       3,824,518
Short-term borrowings                                  623,480         625,858            434,074         434,091
Long-term borrowings                                    48,875          47,011             32,892          32,802
Accrued interest payable                                19,277          19,277             16,095          16,095

T. Commitments and Contingent Liabilities

In the normal course of business, One Valley offers certain financial products to its customers to aid them in meeting their requirements for liquidity and credit enhancement. Generally accepted accounting principles require that these products be accounted for as contingent liabilities and, accordingly, they are not reflected in the accompanying financial statements. One Valley's exposure to loss in the event of nonperformance by the counterparty for commitments to extend credit and standby letters of credit is the contract or notional amounts of these instruments. Management does not anticipate any material losses as a result of these commitments and contingent liabilities. Following is a discussion of these commitments and contingent liabilities.

Standby Letters of Credit: These agreements are used by One Valley's customers as a means of improving their credit standing in their dealings with others. Under these agreements, One Valley guarantees certain financial commitments in the event that its customers are unable to satisfy their obligations. One Valley has issued standby letters of credit of approximately $29,853 as of December 31, 1997. Management conducts regular reviews of these commitments on an individual customer basis, and the results are considered in assessing the adequacy of One Valley's allowance for loan losses.

Loan Commitments: As of December 31, 1997, the Bank had commitments outstanding to extend credit at prevailing market rates approximating $538,319. These commitments generally require the customers to maintain certain credit standards. The amount of collateral obtained, if deemed necessary by One Valley upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income producing commercial properties.

Loans Sold with Recourse: One Valley is contingently liable on certain loans previously sold by an acquired company. At December 31, 1997, there was approximately $24,200 in outstanding loans sold with recourse. Pursuant to the terms of an Indemnity Agreement with the Federal Deposit Insurance Corporation
(FDIC), successor to the obligations of the Resolution Trust Corporation, the FDIC is obligated to indemnify any and all costs, losses, liabilities and expenses, including legal fees, resulting from certain third-party claims.

U. Quarterly Financial Data (Unaudited)

Quarterly financial data for 1997 and 1996 is summarized below:

                                                  1997                                      1996
                                           Three Months Ended                        Three Months Ended
                                 March 31   June 30   Sept 30    Dec 31     March 31   June 30  Sept 30    Dec 31
                               -------------------------------------------------------------------------------------
Interest income                   $91,611    $93,381   $95,299   $96,469     $82,846    $88,029  $90,870   $91,401
Interest expense                   42,177     43,399    45,349    45,985      37,221     39,576   41,667    42,003
                               -------------------------------------------------------------------------------------
Net interest income                49,434     49,982    49,950    50,484      45,625     48,453   49,203    49,398
Provision for loan losses           1,458      1,834     1,999     2,240       1,209      1,334    1,353     1,368
                               -------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses       47,976     48,148    47,951    48,244      44,416     47,119   47,850    48,030
Other income, excluding
   securities gains                11,318     11,685    12,581    12,252      10,020     10,671   10,670    10,914
Securities transactions               (45)       192       230       641        (203)        28     (138)      151
Other expenses                     34,389     34,673    35,314    39,943      32,786     34,009   39,896    34,293
                               -------------------------------------------------------------------------------------
Income before income taxes         24,860     25,352    25,448    21,194      21,447     23,809   18,486    24,802
Applicable income taxes             8,495      8,672     8,709     7,178       7,190      8,059    6,108     8,569
                               -------------------------------------------------------------------------------------
Net income                        $16,365    $16,680   $16,739   $14,016     $14,257    $15,750  $12,378   $16,233
                               =====================================================================================
Average shares outstanding:
   Basic                           32,202     31,921    31,799    31,762      31,803     32,731   33,184    32,682
   Diluted                         32,895     32,609    32,504    32,738      32,072     33,668   33,645    33,282
Per share data:
   Net income:
     Basic                        $   .51    $   .52   $   .53   $   .44    $    .45   $    .48 $    .37  $    .50
     Diluted                          .50        .51       .51       .43         .44        .47      .37       .49
   Dividends                          .19        .19       .21       .21         .18        .18      .19       .19
   High                             32.20      33.60     37.00     40.94       20.96      22.24    25.28     30.20
   Low                              28.60      28.60     32.50     36.31       19.76      19.60    21.60     25.00


One Valley Bancorp, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Introduction

One Valley Bancorp, Inc. (One Valley) is a multi-bank holding company headquartered in Charleston, West Virginia. It operates twelve bank subsidiaries ranging in size from $120 million to $1.9 billion and includes five national banks. Through these banks, One Valley serves 71 cities and towns with a full range of banking services in 115 locations strategically located throughout West Virginia and central Virginia. One Valley is also the parent of a real estate management corporation that owns and operates a fifteen-floor office building in Charleston, West Virginia. This office building is the headquarters for One Valley Bancorp and the main office location of its lead bank. At December 31, 1997, One Valley had approximately $5.2 billion in total assets, $3.3 billion in total loans, and $3.9 billion in total deposits.

The accompanying consolidated financial statements have been prepared by the management of One Valley in conformity with generally accepted accounting principles. The audit committee of the Board of Directors engaged Ernst & Young LLP, independent auditors, to audit the consolidated financial statements, and their report is included herein. Financial information appearing throughout this annual report is consistent with that reported in the consolidated financial statements. The following discussion is designed to assist readers of the consolidated financial statements in understanding significant changes in One Valley's financial condition and results of operations.

Management's objective of a fair presentation of financial information is achieved through a system of strong internal accounting controls. The financial control system of One Valley is designed to provide reasonable assurance that assets are safeguarded from loss and that transactions are properly authorized and recorded in the financial records. As an integral part of that financial control system, One Valley maintains an internal audit staff at the parent company with audit responsibility for all of its subsidiaries. The activities of both the internal and external audit functions are reviewed by the audit committee of the Board of Directors.

One Valley's Board of Directors declared a five-for-four stock split in the form of a 25% stock dividend in August 1997. Since stock dividends increase the number of shares outstanding while leaving the total dollar amount of equity invested in the company unchanged, generally accepted accounting principles require that all historical per share information be restated to reflect the increase in the number of shares of common stock outstanding. This restatement enables the reader to compare all historical per share information with current operations and market price quotations. Accordingly, all per share information in this discussion and throughout this annual report reflects the increase in the number of shares outstanding as a result of the 25% stock dividend.

Summary Financial Results

On March 31, 1998, One Valley consummated the acquisition of FFVA Financial Corporation, a unitary thrift holding company, also headquartered in Lynchburg, Virginia. One Valley exchanged 1.05 shares of One Valley common stock for each share of FFVA Financial Corporation common stock in a transaction accounted for as a pooling of interests. Accordingly, the consolidated financial information has been restated to include FFVA as if the acquisition had been consummated as of the beginning of the earliest period presented. At December 31, 1997, FFVA
Financial Corporation reported that assets of $580 million, loans of approximately $327 million, and deposits of approximately $416 million.

One Valley earned $63.8 million in 1997, an 8.8% increase over the $58.6 million earned in 1996. The increase is primarily due to increased net interest income and non-interest income which more than offset increased operating costs. This increase in earnings follows an increase in 1996 of 5.5% over the $55.6 million earned in 1995. Earnings comparisons are impacted by the April 1996 acquisition of CSB Financial Corporation (CSB) discussed below. Basic earnings per share was $2.00 in 1997, an increase of 11.1% over the $1.80 earned in 1996, which compares to the 6.5% increase in 1996 over the $1.69 earned in 1995. As shown in Table 2, the five-year compound growth rate in earnings per share since 1992 has been 5.8%.

Table 2, Six-Year Selected Financial Summary, presents summary financial data for the past six years, 1992 through 1997, along with a five-year compound growth rate. This table shows the expansion of One Valley due to its growth in banking operations and its acquisition activity. Particular attention should be paid to the growth rates in equity, net loans, net income and cash dividends. The management of One Valley believes balanced sustainable growth in its financial position enhances shareholder value. A solid capital base is a key strength of One Valley. As shown in Table 2, the average equity-to-assets ratio has remained consistently strong over the past six years. This is a result of record earnings performances and a judicious acquisition strategy. Table 1, Summary Statement of Net Income, presents three years of comparative income statement information.

Table 3 comparatively illustrates the components of ROA and ROE over the previous five years. Return on average assets (ROA) measures how effectively One Valley utilizes its assets to produce net income. One Valley's 1997 ROA of 1.29% was a slight increase from the 1.27% ROA reported in 1996, down slightly from the 1.33% ROA in 1995. As shown in Table 3, the increase in ROA is attributed primarily to an increase in non-interest income and a decrease in non-interest expense. Non-interest expense as a percent of average earning assets has consistently declined in years 1993 through 1997 from their previous years' results. This is the result of increased operational efficiency and an increase in average earning assets. During 1997, non-interest income as a percent of average earning assets increased rather significantly as a result of fee income from new products and services. These two positive trends offset the decline in net credit income. The decline in net credit income (net interest income less the provision for loan losses) as a percent of average earning assets is due to two factors. The current low interest rate environment tends to decrease the yield on earning assets, while the increase in the competition for funds tends to increase the cost of funding earning assets. However, as One Valley's net overhead ratio (non-interest expense less non-interest income as a percent of average earning assets) has steadily declined to 2.08% in 1997, down from 2.28% in 1996 and 2.32% in 1995, ROA has remained consistent.

Return on average equity (ROE), another measure of earnings performance, indicates the amount of net income earned in relation to the total equity capital invested. One Valley's 1997 ROE was 13.08%, compared to the 12.43% earned in 1996 and 12.67% reported in 1995. ROE increased in 1997, primarily due to One Valley's strong earnings performance and a more efficient use of the equity generated from the CSB acquisition in 1996.

Acquisition Activity

At the close of business on April 30, 1996, One Valley acquired CSB Financial Corporation, a $336 million Federal Savings Bank holding company headquartered in Lynchburg, Virginia. The acquisition of CSB expanded One Valley's presence into central Virginia, a growing market for financial services which provides additional geographical diversification for One Valley. Pursuant to the merger agreement, One Valley exchanged 0.6774 shares of One Valley common stock for each share of CSB common stock. At the date of acquisition, CSB had total loans of $164 million, investment securities of $136 million, and total deposits of $257 million. The combination was accounted for under the purchase method of accounting. Accordingly, consolidated results for 1996 include the operations of CSB only from the date of acquisition. Comparisons of average balances and income statement categories are all affected by the CSB acquisition.

On March 31, 1998, One Valley consummated the acquisition of FFVA Financial Corporation, a unitary thrift holding company, also headquartered in Lynchburg, Virginia. One Valley exchanged 1.05 shares of One Valley common stock for each share of FFVA Financial Corporation common stock in a transaction accounted for as a pooling of interests. Accordingly, the consolidated financial information has been restated to include FFVA as if the acquisition had been consummated as of the beginning of the earliest period presented. At December 31, 1997, FFVA
Financial Corporation reported that assets of $580 million, loans of approximately $327 million, and deposits of approximately $416 million.

In October 1997, One Valley entered into an agreement with Wachovia Corporation to purchase fifteen branches located in Virginia and their corresponding loans, assets and deposits. The transaction was completed on February 20, 1998. These branches included approximately $127 million in loans and $290 million in deposits.

Balance Sheet Analysis

Summary

A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of these assets with interest bearing liabilities. Effective management of these sources and uses of funds is essential in attaining a financial institution's optimal profitability while maintaining a minimum amount of interest rate and credit risk. Information on rate-related sources and uses of funds for each of the three years in the period ended December 31, 1997, is provided in Table 4, Average Balance Sheet/Net Interest Income Analysis.

In 1997, average earning assets grew by 7.3% or $314.6 million over 1996, following an 11.3% or $437.4 million increase in 1996 over 1995. Average interest bearing liabilities, the primary source of funds supporting earning assets, increased 7.4% or $275.3 million over 1996, which follows a $411.5 million or 12.4% increase in 1996 over 1995. Approximately one-third of the increase in 1997 and one-half of the increase in 1996 was due to the purchase of CSB. The remaining 1997 and 1996 increases in interest bearing assets and liabilities were the result of increases in banking operations as more fully explained below.

Additional information on each of the components of earning assets and interest bearing liabilities is contained in the following sections of this report.

Loan Portfolio

One Valley's loan portfolio is its largest and most profitable component of average earning assets, totaling 67.6% of average earning assets during 1997. One Valley continued to emphasize increasing its loan portfolio in 1997. Average net loans increased by $177 million or 6.0% in 1997. $59.0 million of the increase was from the effect of the CSB acquisition and subsequent loan growth in the Virginia market. The remaining increase in 1997 average loans was fueled primarily by increases in residential and commercial real estate loans. The 1997 increase follows a 10.6% or $283.2 million increase in 1996. Approximately 40% of the 1996 increase resulted from the CSB acquisition. The remaining increase in 1996 average loans was also primarily in residential and commercial real estate loans. As a result of these increases in loan activity, One Valley's loan-to-deposit ratio maintained its upward trend in 1997, ending the year at 82.8%. This ratio compares to 81.2% at December 31, 1996 and 79.8% at December 31, 1995. Internal growth, as well as One Valley's carefully planned acquisition activity, has resulted in the increase in the loan portfolio.

Total loans at December 31, 1997, increased by $167.0 million or 5.4% over the total at December 31, 1996. This increase compares to a $325.5 million or 11.6% increase in 1996 over total loans at December 31, 1995. As mentioned above, $164.4 million in loans was acquired in 1996 through the CSB acquisition. The increase in 1997 lending was primarily from internal growth focused in real estate loans. Residential real estate loans including revolving home equity loans increased by $96.4 million or 5.9% during 1997, compared to a $257.3 million or 18.8% increase in 1996. Approximately one-half of the 1996 increase in residential real estate loans was acquired through the CSB purchase. Commercial real estate loans increased by $25.3 million or 5.6% in 1997, following a $53.9 million or 13.6% increase in 1996 from year-end 1995. Approximately 25% of the 1996 increase in that category was acquired through the CSB acquisition. Commercial real estate loans have historically averaged about one-sixth of the total loan portfolio. This low concentration of such loans has limited One Valley's exposure to swings in commercial real estate values and the potential for related credit losses. Loans for commercial purposes not secured by real estate increased in 1997 by $45.1 million or 12.8%. This follows a slight increase during 1996 of $2.6 million or 0.8%. The increase in 1997 was primarily due to increases in the levels of credit line usage by large commercial customers. Consumer installment loans slightly increased by $1.3 million or 0.2% in 1997. This increase follows a $9.1 million or 1.6% decrease during 1996.

Table 5, Loan Summary, presents a five-year comparison of loans by type. With the exception of those categories included in the comparison, there are no loan concentrations which exceed 10% of total loans. Additionally, One Valley's loan portfolio contains no loans to foreign borrowers nor does it have a material volume of highly leveraged transaction lending. Over the past four years, total loans have increased $863.2 million, a result of acquisitions and internal growth. While loan growth has been substantial, One Valley imposes underwriting and credit standards which are designed to maintain a quality loan portfolio.

Loans secured by real estate, which in total constituted approximately 71% of One Valley's loan portfolio at December 31, 1997, consist of a diverse portfolio of predominantly single family residential loans and loans for commercial purposes where real estate is merely collateral, not the primary source of repayment. The majority of these loans is secured by property located within West Virginia, where real estate values have remained relatively stable over the past ten years. One Valley also originates residential real estate loans to be sold in the secondary market. In 1997, $95.4 million of loans were originated to be sold in the secondary market. This compares to $62.9 million of new loan volume originated for sale in the secondary market in 1996 and $52.4 million in 1995. This activity generates considerable processing and servicing fee income for One Valley, as discussed further in the "Income Statement Analysis" section of this report. Volumes of loans originated for sale fluctuate inversely with mortgage interest rates. Due to a lower interest rate environment in 1997, a higher volume of mortgage activity was realized when compared to 1996 and 1995.

In addition to the loans reported in Table 5, One Valley also offers certain off-balance sheet products such as letters of credit, revolving credit agreements, and other loan commitments. These products are offered under the same credit standards as the loan portfolio and are included in the risk-based capital ratios used by the Federal Reserve to evaluate capital adequacy. Additional information on off-balance sheet commitments is contained in Note T to the consolidated financial statements.

In spite of some increases in net charge-offs over the last two years, overall asset quality for the year was sound. Reported in Table 5 is a five-year comparison of the level of non-performing assets and loans contractually past due over 90 days. Total non-performing assets, which consist of past-due loans on which interest is not being accrued, foreclosed properties in the process of liquidation, and loans with restructured terms to enable a delinquent borrower to repay, were $9.9 million or 0.30% of total loans at year-end 1997, a decrease from the percentage at December 31, 1996. While levels of non-performing assets are susceptible to increases resulting from fluctuations in the economy, One Valley diligently works to keep its level of non-performing assets at a relatively low level as demonstrated in Table 5. The amount of loans contractually past due over 90 days, but which continue to accrue interest, increased in 1997. At year-end, these loans constituted 0.19% of total year-end loans, a slight increase from the 0.16% at December 31, 1996, but lower than the 0.29% at December 31, 1995.

The consistently favorable ratio of problem loans to total loans has occurred while the loan portfolio has increased significantly over the last five years, and thus the favorable ratio is indicative of One Valley's commitment to a quality loan portfolio. Both the increase in the size and the credit quality of the loan portfolio have enabled One Valley to increase its net credit income by $5.5 million or 2.8% in 1997 and $14.1 million or 7.8% in 1996.

It is One Valley's policy to place loans that are past due over 90 days on non-accrual status, unless the loans are adequately secured and in the process of collection. For real estate loans, upon repossession, the balance of the loan is transferred to "Other Real Estate Owned" (OREO) and carried at the lower of the outstanding loan balance or the fair market value of the property less costs to dispose based on current appraisals and other current market trends. If a writedown of the OREO property is necessary at the time of foreclosure, the amount is charged off against the allowance for loan losses. A quarterly review of the recorded property value is performed in conjunction with normal loan reviews, and if market conditions indicate that the recorded value exceeds the fair market value less costs to dispose, additional writedowns of the property value are charged directly to operations. One Valley had no commitments to provide additional funds on non-accrual loans at December 31, 1997. During 1997, One Valley recognized less than $0.1 million of interest on non-accrual loans, while approximately $0.8 million would have been recognized on these loans had they been current throughout 1997 in accordance with their original terms. Similarly, during 1996, less than $0.1 million was recognized on non-accrual loans, while approximately $0.8 million would have been recognized in accordance with their original terms.

 A loan is categorized and reported as impaired when it is probable that the creditor will be unable to pay all of the principal and interest amounts according to the contractual terms of the loan agreement. In determining whether a loan is impaired, management considers such factors as past payment history, recent economic events, current and projected financial condition and other relevant information that is available. Impairment is determined on a loan-by-loan basis and generally consists of large commercial loans. Impaired loans are measured at the present value of expected future cash flows discounted at the loan's original effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Additional information on impaired loans is contained in Note H to the consolidated financial statements.

The allowance for loan losses is maintained to absorb probable losses associated with lending activities. Factors considered in determining the adequacy of the allowance include an individual assessment of risk on large commercial credits, historical charge-off experience, levels of non-performing and impaired loans, and an evaluation of current economic conditions. As a part of the holding company structure, One Valley maintains a credit analysis and review department to evaluate large commercial credit requests and to complete loan follow-up procedures. One Valley also maintains a loan administration function to continually identify and monitor problem loans.

At December 31, 1997, the allowance for loan losses was $45.0 million or 1.36% of total year-end loans. This ratio is a decrease from the prior year's 1.44% and the 1.52% at the end of 1995. In management's opinion, the allowance for loan losses is adequate to absorb the current estimated risk of loss in the existing loan portfolio. A summary of the allowance for loan losses allocated by loan type is also included in Table 5. Table 6, Comparative Loan Loss Information, provides a detailed history of the allowance for loan losses, illustrating charge-offs and recoveries by loan type, and the annual provision for loan losses over the past five years.

The provision for loan losses in 1997 was $7.5 million, up from the $5.2 million provision in 1996 and the $5.9 million provision in 1995. The increase in 1997 was in response to a change in the risk profile of the consumer loan portfolio early in 1997 and to provide for the continued growth of the loan portfolio. One Valley continually evaluates the adequacy of its allowance for loan losses, and changes in the provision are based on the estimated inherent risk of the loan portfolio. While One Valley experienced considerable loan growth during 1997, 1996 and 1995, the overall credit quality of the portfolio has remained consistent over those years, as evidenced by the low level of non-performing assets and the low level of net charge-offs during those years.

While net charge-offs in 1997 increased by $2.3 million from 1996 net charge-offs, largely due to a $1.3 million increase in consumer loan net charge-offs and a $0.9 million increase in commercial net charge-offs, net charge-offs as a percentage of average total loans increased only slightly to 0.23%, compared to 0.17% in 1996 and 0.14% in 1995. In all three years, these ratios compare consistently with peer group banks across the country. The increase in 1997 charge-offs follows a minimal decrease of $23,000 in 1996 from the level of 1995 net charge-offs. Although the dollar amount of net charge-offs has remained historically low, charge-offs could increase in the coming months due to the increase in the total dollar amount of loans or adverse changes in economic conditions. These factors are considered in determining the adequacy of the allowance for loan losses, which at December 31, 1997, was sufficient to absorb over five and one-half times the amount of net charge-offs experienced during 1997.

Investment Portfolio and Other Earning Assets

Investment securities averaged $1,467.9 million in 1997, a $122.4 million or 9.1% increase over the $1,345.5 million averaged in 1996. This increase follows a 14.6% increase over the $1,174.0 million averaged in 1995. Just over one-half of the increase in 1996 was a result of the CSB purchase. The increase in the average balance during 1997 was primarily the result of One Valley's asset/liability strategy to use borrowed funds to purchase higher yielding investments to mitigate the risk of a decline in interest rates.

As sources of funds (deposits, federal funds purchased, and repurchase agreements with corporate customers) fluctuate, excess funds are initially invested in federal funds sold and other short-term investments. Based upon continual analyses of asset/liability repricing, interest rate forecasts, and liquidity requirements, funds are periodically reinvested in high-quality debt securities, which typically mature over a longer period of time (Table 8). At the time of purchase, management determines whether securities will be classified as available-for-sale or held-to-maturity. If classified as held-to-maturity, securities are recorded at historical cost and adjusted monthly over their remaining lives for the accretion or amortization of the difference between the cost and maturity value of the investments. Thus at the time of maturity, the proceeds from maturity and the book value of the investment are equivalent and no gain or loss is recognized. One Valley, through its size and the stable nature of its deposit base, is able to purchase securities with a wide variety of maturities.

As shown in Table 8, Securities Maturity and Yield Analysis, the average maturity period of securities available-for-sale at December 31, 1997 was 6 years 5 months, lengthened primarily by the 14-year 2-month average final maturity of the mortgage-backed securities portfolio. Table 8 uses a final maturity method to report the average maturity of mortgage-backed securities, which excludes the effect of monthly payments and prepayments. Approximately 71% of the securities available-for-sale are U.S. Government agency or Treasury securities that have an average maturity of 4 years 1 month. The average maturity period of securities held-to-maturity was 9 years, 1 month at the end of 1997. The average maturity of the investment portfolio is managed at a level to maintain a proper matching with interest rate risk guidelines. During 1997, One Valley sold a portion of the securities classified as available-for-sale as part of its management of interest rate risk, as shown in the Statements of Cash Flows. One Valley does not have any securities classified as trading and it has no plans to establish such classification at the present time. Other information regarding investment securities may be found in Table 8, and in Note F to the consolidated financial statements.

Due to unfavorable laws relating to investments in tax-exempt assets and corporate minimum tax regulations, levels of tax-exempt securities held by One Valley, as well as their average maturity period, declined in the years from 1986 to 1993. However, due to the lower interest rate environment, overall yields on tax-exempt securities have become attractive once again. During 1997, One Valley increased its tax-exempt securities by $20.4 million, or 9.4%, over the level of tax-exempt securities held at December 31, 1996. This increase followed an increase in 1996 of $12.2 million, or 6.0%, over the level held at December 31, 1995. Future investments in tax-exempt securities will generally depend upon comparisons to taxable yields and the liquidity needs of One Valley.

One Valley's average investment in federal funds sold and other short-term investments increased 71.2% in 1997. This follows a 45.1% decrease in 1996.
Averaging $36.4 million in 1997, federal funds sold and other short-term investments increased $15.2 million from the $21.2 million averaged in 1996, but was less than the $38.5 million averaged during 1995. Fluctuations in federal funds sold and other short-term investments reflect management's goal to maximize asset yields while maintaining proper asset/liability structure, as discussed in greater detail above and in other sections of this report.

Funding Sources

In 1997, One Valley once again increased the rates paid on its interest bearing deposits. The average rate paid on interest bearing liabilities increased to 4.42% in 1997, up from the 4.31% average rate paid in 1996 and the 4.24% average rate paid in 1995. The increase in 1997 is largely due to a $128.1 million or 6.4% increase in longer term but more costly time deposits and a seven basis point increase in the average rate paid on those deposits. Due to alternative sources of investment and an increasing sophistication of customers in funds management techniques to maximize return on their money, competition for funds has become more intense. One Valley has offered new core deposit products as well as periodic special rate products to attract additional deposits.

One Valley's deposits, on average, increased by 5.2% or $190.0 million in 1997. $93.0 million of this increase was the effect of the CSB acquisition and subsequent deposit growth in the Virginia market. The 1997 increase compares to an 8.8% or $294.9 million increase in 1996. Approximately $173.4 million of the 1996 increase was acquired through the CSB acquisition. The remaining 4.7% increase in 1996 compares to a 2.7% or $89.0 million increase in 1995. Non-interest bearing deposits increased by 6.6% or $25.4 million on average when compared to 1996, primarily due to increases in predominantly consumer based deposit accounts. Interest bearing deposits increased by 5.0% or $164.6 million over 1996, primarily in longer-term time deposits. Excluding the effect of the CSB acquisition, during 1996 non-interest bearing deposits remained relatively flat on average when compared to 1995, while interest bearing deposits increased by 4.1% or $122.2 million over 1995. These trends are reflective of customer trends to keep more funds in interest bearing accounts, thus reducing their balances in checking and other non-interest bearing deposit products, and the stiff competition for interest bearing investments in a lower interest rate environment. One Valley anticipates that similar trends will continue into the foreseeable future.

To supplement modest deposit growth, One Valley has increasingly turned to short-term borrowings. Short-term borrowings increased, on average, by $80.3 million or 18.7% from 1996, following a 36.2% or $114.1 million increase in 1996 over 1995. Only $3.4 million of the increase in 1996 was the result of the CSB purchase. Repurchase agreements and other short-term borrowings increased, on average, by $87.7 million or 21.4% in 1997, primarily to fund loan and investment growth. This increase follows a $114.7 million or 38.9% increase in 1996. One Valley continues to evaluate the use of short-term borrowings in local and national markets as a resource to fund loan growth and investment strategies, as deposit growth has not kept pace with the growth in loans.

Long-term borrowings, on average, increased by $30.4 million, or 138.33%, in 1997, following a $6.3 million or 40.6% increase in 1996. The increases in 1996 and 1997 were partly a result of the CSB acquisition on April 30, 1996 and additional borrowings at that affiliate during the year, as One Valley integrated the acquisition into its existing asset/liability management strategy. As a result, One Valley now has $48.9 million of long-term debt, primarily Federal Home Loan Bank (FHLB) borrowings, with repayment schedules from one to six years. Other information regarding short- and long-term borrowings is contained in Note K to the consolidated financial statements.

Interest Sensitivity and Liquidity

Asset/liability management is a means of maximizing net interest income while minimizing interest rate risk by planning and controlling the mix and maturities of interest related assets and liabilities. One Valley has established an Asset/Liability Management Committee for the purpose of monitoring and managing interest rate risk. Interest rate risk is the earnings variation that could occur due to changes in market interest rates.

A commonly used measure of interest rate risk is a gap report. A gap report identifies the ratio of earning assets to interest bearing liabilities that will mature or reprice within a given time period. In addition to the gap report, One Valley uses computer simulations of the next twelve months as a primary tool for analyzing interest rate risk and modeling business strategies in a dynamic framework. The simulations begin with the gap report information and use various assumptions, such as expected changes in the interest rate environment; the shape of the yield curve; pricing strategies for loans and deposits; the growth, volume and mix of interest sensitive assets and liabilities; and potential hedging strategies. These simulations assist management in minimizing risk and maintaining a conservative sensitivity position. Based on current simulations, One Valley anticipates that over the next twelve months a declining interest rate scenario would have a slight positive influence on net interest income whereas increasing rates would have a slight negative influence on net interest income.

One Valley's investments have been limited to traditional investment securities and it does not currently have any investments in derivative instruments. However, One Valley continually evaluates all investment alternatives in its management of interest rate risk and asset/liability structure.

Table 10, Interest Rate Sensitivity Summary, provides information about One Valley's financial instruments that are sensitive to changes in interest rates. For loans, securities and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturity as well as One Valley's estimate of the impact of interest rate fluctuations on the prepayment of residential real estate loans, home equity loans and mortgage backed securities. For core deposits that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on historical experience, management's judgment, and statistical analysis, as applicable, concerning their most likely withdrawal behaviors.

Liquidity is the ability to satisfy demands for deposit withdrawals, lending commitments, and other corporate needs. One Valley's liquidity is based on the stable nature of consumer core deposits held by the banking subsidiaries. Likewise, additional liquidity is available from holdings of investment securities and short-term investments which can be readily converted to cash. Furthermore, One Valley continues to have the ability to attract short-term sources of funds such as federal funds and repurchase agreements, and to arrange credit lines to meet its cash needs.

One Valley generated $74.8 million of cash from operations in 1997, which compares to $79.7 million in 1996 and $72.2 million in 1995. Additional cash of $288.1 million was generated through net financing activities in 1997, which compares to $55.8 million in 1996 and $104.5 million in 1995. These proceeds along with proceeds from the sale and maturity of securities were used to fund loans and purchase securities during the year. Net cash used in investing activities totaled $380.9 million in 1997, which compares to $141.4 million in 1996 and $227.8 million in 1995. Details on the sources and uses of cash can be found in the Consolidated Statements of Cash Flows in the consolidated financial statements.

Capital Resources

One Valley's average equity-to-asset ratio remained strong at 9.86% during 1997, down slightly from 10.19% during 1996 and 10.53% in 1995. The decrease in 1997 primarily resulted from a slight leveraging of the balance sheet to purchase investments prior to the anticipated decline in interest rates. At year-end 1997, One Valley's primary capital ratio was 10.53% compared to 10.89% at year-end 1996. The Federal Reserve's risk-based capital guidelines and leverage ratio measure the capital adequacy of banking institutions. The risk-based capital guidelines weight balance sheet assets and off-balance sheet commitments by prescribed factors relative to credit risk, thus eliminating disincentives for holding low risk assets and requiring more capital for holding higher risk assets. At December 31, 1997 and 1996, One Valley's risk adjusted capital-to-assets ratio was 16.4%, which is well above the minimum level of 8.0% prescribed for bank-holding companies of One Valley's size. The leverage ratio is a measure of total tangible equity to total tangible assets. One Valley's leverage ratio at December 31, 1997 was 9.2% compared to 9.1% at December 31, 1996. Both of these ratios are well above the minimum 3.0% and the recommended
4.0 to 5.0% prescribed by the Federal Reserve. These healthy ratios are the direct result of management's desire to maintain a strong capital position.

The primary source of funds for dividends paid by One Valley to its shareholders is the dividends received from its subsidiary banks. Federal regulatory agencies impose certain restrictions on the payment of dividends and the transfer of assets from the banking subsidiaries to the holding company. Historically, these restrictions have not had an adverse impact on One Valley's dividend policy, and it is not anticipated that they will in the future. Additional information concerning dividend restrictions is discussed in Note C to the consolidated financial statements.

Simultaneous with the January 1996 announced merger agreement between One Valley and CSB, the Board of Directors authorized management to purchase up to 2.8 million shares of One Valley Bancorp common stock in the open market. During 1997, 820,403 shares (post 25% stock dividend) and 1,976,075 shares in 1996 (post two 25% stock dividends) were repurchased under this program. At December 31, 1997, One Valley held 4,346,846 shares in its treasury. Due to the merger with FFVA Financial Corp. in 1998, all remaining unfulfilled treasury stock authorizations have been canceled.

Income Statement Analysis

Net Interest Income

Net interest income, the amount by which interest generated from earning assets exceeds the expense associated with funding those assets, is One Valley's most significant component of earnings. Net interest income on a fully tax-equivalent basis was $207.9 million in 1997, up 3.9% over the 1996 level, following a 7.2% increase in 1996 over 1995. When net interest income is presented on a fully tax-equivalent basis, interest income from tax-exempt earning assets is increased by the amount equivalent to the federal income taxes which would have been paid if this income were taxable at the statutory federal tax rate of 35%. The increase in net interest income in 1997 is largely due to the increase in the volume of earning assets, primarily loans. As shown in Table 11, Rate Volume Analysis, increases in the volume of earning assets in both 1997 and 1996 have provided a significant increase in net interest income. In 1997, the increase in the volume of earning assets increased interest income by $25.0 million. This increase was dampened somewhat by decreases in interest yields on loans due to the lower overall interest rate environment on average for the entire year. As a result, total interest income increased by $24.2 million in 1997 over 1996. Similarly in 1997, an increased volume of interest bearing liabilities boosted interest expense by $13.0 million, and the higher cost of interest bearing liabilities resulted in an overall increase in total interest expense of $16.4 million. However, the increase in total interest income exceeded the increase in overall interest expense by $7.8 million on a fully tax-equivalent basis in 1997 over 1996. In 1996, increases in volumes of interest sensitive assets and liabilities increased total interest income and total interest expense over the previous year. Yet, as in 1997, the decline in yields on loans partially reduced overall interest income while the increase in rates paid on deposits increased interest expense. As the increase in the volume of earning assets outpaced the increase in interest bearing liabilities in 1996, net interest income increased by $13.5 million in 1996 over 1995. During both years, the increase in loan volume was the most significant factor contributing to increased net interest income.

In 1997, even though net interest income increased due to higher volumes of earning assets, the lower overall interest rate environment and increased competition for deposits and other funds had a dampening effect on the net interest margin percentage on a fully tax-equivalent basis. In 1997, a decrease in the yield on loans was only partially offset by an increase in the yield on the investment portfolio; thus the yield on all earning assets declined to 8.29% in 1997, down from the 8.34% realized during 1996. At the same time, the stiff competition for deposits and the use of short-term borrowings to fund loan and investment growth pushed the cost of all funds up to 4.42% in 1997, from the 4.31% average cost in 1996. As a result, the net interest margin in 1997 declined to 4.48%, down from the 4.63% earned in 1996 and the 4.80% earned in 1995. The Net Interest Margin graph shows One Valley's yield on earning assets, cost of all funds and net interest margin over the past six years. Further discussion of net interest income is included in the section of this report entitled "Balance Sheet Analysis."

Non-interest Income and Expense

Non-interest income has been and will continue to be an important factor for improving profitability. Recognizing this importance, management continues to evaluate areas where non-interest income can be enhanced. As shown in Table 12, non-interest income increased by $6.7 million or 16.0% in 1997 compared to 1996, which follows a 9.0% increase in 1996 over 1995. The increase in 1997 was primarily due to an increase in trust income, credit/debit card fees and electronic banking. In 1997, trust income increased to $10.2 million, a 9.7% or $906,000 increase over 1996. This increase follows a 13.6% increase in 1996 over 1995. Trust revenues are increasing primarily due to new business over the past several years and favorable results in the bond and equity markets. Credit/debit card fees increased by $1.2 million or 48.6% in 1997, and by $468,000 or 23.3% in 1996, as One Valley introduced a new debit card product late in 1996. Electronic banking revenue increased by $1.1 million or 94.9% in 1997 largely due to increased

ATM usage. In 1997, One Valley increased its number of ATM locations from 104 at the end of 1996 to 244 at the end of 1997 through arrangements reached with several retail convenience store chains. Deposit service charges increased by $577,000 or 3.9% in 1997, and increased $615,000 (excluding the CSB acquisition) or 5.9% in 1996, primarily due to an increase in customer activity.

Real estate servicing fees slightly increased in 1997 by $93 or 1.5%, which compares to an $849,000 or 16.2% increase in 1996 from the level earned in 1995. As mortgage loan activity and sales in the secondary market improved in 1996 due to lower mortgage interest rates, One Valley's processing and servicing fees also increased. In 1997, mortgage loan activity increased again over the prior year. However, the increased revenue generated from the originations was offset by lower servicing revenue on loans serviced for others. Revenue from the sale of investment products, such as discount brokerage, mutual funds and annuities, increased by $143,000 or 15.1% in 1997. This compares to a $189,000 or 24.9% increase in 1996. One Valley began offering such products as part of its committment to provide integrated financial services to its customers.

In 1997, One Valley realized $1,018,000 in gains on securities sales. This compares to $162,000 in losses realized in 1996 and $144,000 in gains realized in 1995. These securities were sold as part of One Valley's management of its asset/liability position. Other operating income increased by $1.4 million or 27.3% in 1997 partially due to the sale of One Valley's corporate trust business. This compares to a $333,000 or 6.9% increase in 1996 primarily due to increases in several miscellaneous banking services.

Just as management continues to evaluate areas where non-interest income can be enhanced, it strives to find ways to improve the efficiency of its operations and thus reduce operating costs. In 1997, additional efficiencies were achieved in the operations of One Valley's affiliates by realigning processes and reallocating resources. One Valley's 1997 net overhead ratio, or non-interest expense less non-interest income excluding securities transactions to average earning assets, was 2.08%, a decrease from the 2.28% realized in 1996, and down further still from the 2.32% ratio realized in 1995. For the year 1997, net overhead was $96.5 million, a decrease of $2.2 million or 2.3% below the 1996 overhead of $98.7 million. The current year decrease follows an increase in 1996 of 9.4% or $8.5 million from the 1995 overhead of $90.2 million. A large portion of the increase in 1996 was due to a $6.0 million one-time assessment on certain financial institutions to recapitalize the Savings Association Insurance Fund
(SAIF). Also included in the 1996 increase was the cost of operations associated with the CSB purchase, which is included in the consolidated financial statements only from the date of acquisition. A lower net overhead ratio means more of the net interest margin flows through as net income. Over the past five years, net overhead has grown by a compound rate of only 2.7% whereas net interest income has grown by 5.1%.

Total non-interest expense increased by $3.3 million, or 2.4% from 1996. During the fourth quarter of 1997, One Valley recognized non-recurring expenses of $1.8 million related to the consolidation and growth of its expanding banking operations in Virginia and West Virginia. This year's increase compares to a $12.3 million or 9.6% increase in 1996 versus 1995. Approximately 50% of the 1996 increase was due to the operational costs of CSB and the remainder of the increase related to the aforementioned one-time SAIF assessment. Total staff costs increased by 5.4% in 1997, a result of normal salary increases and increased pension costs. Total staff costs increased by $3.4 million or 5.1% in 1996, compared to 1995. Staff costs increased in 1996 primarily due to the additional staff costs from the CSB acquisition. Additional information on employee benefits is discussed in Note M to the consolidated financial statements.

Advertising expense increased by $366,000 in 1997 due to additional advertising related to the new debit card and electronic banking products. Advertising expense increased by $1.2 million or 49.6% in 1996 due to a new image campaign resulting from One Valley's expansion into Virginia. FDIC insurance decreased by $6.9 million or 86.7% in 1997 following a $3.2 million or 68.7% increase in 1996. Both changes are largely due to the $6.0 million one-time special assessment on thrift based deposits to replenish the Savings Association Insurance Fund in 1996. FDIC insurance also decreased in 1997 as the rate assessed on banking deposits was decreased.

Net occupancy expense increased by $234,000 or 3.2% in 1997 compared to an 8.9% increase in 1996. Most of the increase in 1997 and approximately one-half of the increase in 1996 was the result of the CSB purchase. The remaining portion of the 1996 increase was due to additional building depreciation expense resulting from improvements completed in 1996 and 1995. In 1997, equipment expense decreased by $306,000 or 3.2%, largely due to lower equipment depreciation costs. Equipment expense increased by 4.9% in 1996 primarily due to the CSB acquisition and increased equipment depreciation due to technology improvements. Outside data processing costs increased by $2.5 million or 37.4% in 1997 due to conversion and data processing costs related to the Lynchburg affiliate and the upcoming Wachovia branch purchase, as well as the additional processing costs associated with the expansion of One Valley's ATM network. Outside data processing costs increased by 9.2% in 1996 largely due to the CSB acquisition and the cost associated with the increased electronic banking activity in 1996.

Taxes not on income remained relatively unchanged in 1997 following a $539,000 or 18.8% increase in 1996. The increase in 1996 was primarily due to increases in local taxes on gross receipts and equity. Supplies and postage expense increased by $391,000 or 5.6% in 1997, primarily related to additional mailings, normal increases in supply costs, and courier service for One Valley's expanded Virginia operations. This increase compares to a 2.1% increase in 1996. Other expenses increased by $3.2 million or 13.0% in 1997 compared to a $2.2 million or 9.6% increase in 1996. The increase in 1997 was largely due to increased professional service costs, increased employee travel, intangible amortization resulting from the CSB acquisition, and a planned increase in employee training and development. The increase in 1996 was primarily due to the CSB acquisition, increased collection costs associated with the higher level of consumer charge-offs, and increased amortization of mortgage servicing rights.

An analysis of the allowance for loan losses and related provision for loan losses is included in the Loan Portfolio section of the Balance Sheet Analysis of this report.

Applicable Income Taxes

Income tax expense in 1997 was $33.1 million compared to $29.9 million in 1996 and $28.2 million in 1995. The increase in 1997 was primarily due to an increase in pretax earnings, which was compounded by an increase in nondeductible goodwill amortization. One Valley's effective tax rate was 34.1% in 1997, up from the 33.8% in 1996, and the 33.7% in 1995. Additional information regarding income taxes is contained in Note L to the consolidated financial statements.

Effects of Changing Prices

The results of operations and financial condition presented in this report are based on historical cost, unadjusted for the effects of inflation. Inflation affects One Valley in two ways. One is that inflation can result in increased operating costs which must be absorbed or recovered through increased prices for services. The second effect is on the purchasing power of the corporation.
Virtually all of a bank's assets and liabilities are monetary in nature. Regardless of changes in prices, most assets and liabilities of the banking subsidiaries will be converted into a fixed number of dollars. Non-earning assets, such as premises and equipment, do not comprise a major portion of One Valley's assets; therefore, most assets are subject to repricing on a more frequent basis than in other industries.

One Valley's ability to offset the effects of inflation and potential reductions in future purchasing power depends primarily on its ability to maintain capital levels by adjusting prices for its services and to improve net interest income by maintaining an effective asset/liability mix. Management's efforts to meet these goals are described in other sections of this report.

Summary Results of Operations

Fourth Quarter 1997

Net income for the three months ended December 31, 1997 was $14.0 million, a decrease of 13.7% from the $16.2 million earned during the fourth quarter of 1996. On a per share basis, 1997 fourth quarter earnings were $0.44 compared to $0.50 in 1996, a decrease of 12.0%.

Net interest income increased by 2.2% when compared to the same three months of 1996. The provision for loan losses increased by $872,000 when compared to the fourth quarter of 1996. Non-interest income excluding securities transactions increased by $1.3 million or 12.3% as all categories of non-interest income increased. One Valley also realized $644,000 in securities gains in the fourth quarter of 1997. Non-interest expense increased by 16.5% when compared to the same quarter last year. The increase is largely due to increased staff costs, costs related to One Valley's expanded ATM network, acquisition expenses, and other non-recurring expenses related to the consolidation of its banking operations.

Additional quarterly financial data is provided in Note U to the consolidated financial statements.

Year 2000 Compliance

One  Valley  continually   monitors  the  Year  2000  activity  of  its  service
organizations, significant suppliers, large customers and other financial institutions to ensure that those parties have appropriate plans to remediate Year 2000 issues where their systems interface with One Valley's systems or otherwise impact its operations. One Valley's primary service organizations are among the nationally recognized leaders in the products and services they provide and have indicated their intention to fully remediate the Year 2000 issues.

One Valley's comprehensive Year 2000 initiative is managed by a team of internal staff members and outside consultants, as needed. The team's activities are designed to ensure that there is no adverse effect on One Valley's core business operations and that transactions with customers, suppliers, and other financial institutions are fully supported. One Valley has assessed the extent to which its operations would be impacted should it and these organizations fail to remediate properly their computer systems. One Valley is well under way with these efforts and has established December 31, 1998, as the date to have all Year 2000 changes in place with extensive testing to take place in 1999.

While One Valley believes its planning efforts are adequate to address its Year 2000 concerns, there can be no guarantee that the systems of other companies on which One Valley's systems and operations rely will be converted on a timely basis and will not have a material effect. However, at this stage of the process, there are no indications that those companies will not meet their Year 2000 goals and objectives to be compliant when the new millennium arrives. The cost of the Year 2000 initiatives is not expected to be material to One Valley's results of operations or financial position.

Forward-looking Statements

The Private Securities Litigation Act of 1995 indicates that the disclosure of forward-looking information is desirable for investors and encourages such disclosure by providing a safe harbor for forward-looking statements by corporate management. This Annual Report, including the Letter to Shareholders and the Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements that involve risk and uncertainty. In order to comply with the terms of the safe harbor, the corporation notes that a variety of factors could cause One Valley's actual results and experience to differ materially from the anticipated results or other expectations expressed in those forward-looking statements.

Long-range Plan

As part of achieving One Valley's mission "to establish mutually beneficial relationships with its customers by offering a complete range of services and products that meet or exceed their expectations; to share responsibility as employees for the success of our company and ourselves by committing to continuous improvement and self-development; and, to deliver long-term value on the investment made by our owners," One Valley has developed a long-range plan that outlines specific goals for the three years ending December 31, 1998. The long-range plan outlines goals for each of the constituencies outlined in One Valley's mission statement, namely its customers, employees and owners. Table 13 below lists the plan's owner objectives and how the 1997 and 1996 financial results of One Valley compare to those objectives. The goals and owner objectives under the plan are forward-looking statements and are strategic goals One Valley hopes to achieve. They are not historical facts and involve risks and uncertainties, including, but not limited to, the demand for One Valley's products and services, the effect of economic conditions on borrowers' ability to repay loans, changes in the general level of interest rates, and the impact of continued competitive pressure from bank and non-bank providers of traditional banking services.

--------------------------------------------------------------------------------
                                     TABLE 1
                         Summary Statement of Net Income
                             (Dollars in Thousands)
--------------------------------------------------------------------------------

                                               1997                   1996                    1995                   1997
                                         ------------------     ------------------      ------------------     --------------------
                                                                                                                    AMOUNT
                                                                                                               ------------------

Interest Income *                      $           376,760    $           353,146     $           320,055    $            23,614
Interest Expense                                   176,910                160,467                 140,292                 16,443
                                         ------------------     ------------------      ------------------     ------------------
     Net Interest Income                           199,850                192,679                 179,763                  7,171
Other Operating Income                              47,836                 42,275                  38,484                  5,561
Gross Securities Transactions                        1,018                   (162)                    144                  1,180
                                         ------------------     ------------------      ------------------     ------------------
     Adjusted Operating Income                     248,704                234,792                 218,391                 13,912
Provision for Losses                                 7,531                  5,264                   5,887                  2,267
Other Operating Expenses                           144,319                140,984                 128,675                  3,335
                                         ------------------     ------------------      ------------------     ------------------
     Income Before Taxes                            96,854                 88,544                  83,829                  8,310
Income Taxes                                        33,054                 29,926                  28,249                  3,128
                                         ------------------     ------------------      ------------------     ------------------

Net Income                             $            63,800    $            58,618     $            55,580    $             5,182
                                         ==================     ==================      ==================     ==================

* Fully tax-equivalent interest income
     using the rate of 35%               $         384,833    $           360,625     $           326,955    $            24,208


                                                                   1996
                                               -------------    -----------     ------------
                                                   PERCENT        AMOUNT           PERCENT
                                               -------------    -----------     ------------

Interest Income *                                     6.69      $  33,091          10.34
Interest Expense                                     10.25         20,175          14.38
                                               -------------    -----------     ------------
     Net Interest Income                              3.72         12,916           7.19
Other Operating Income                               13.15          3,791           9.85
Gross Securities Transactions                      (728.40)          (306)       (212.50)
                                               -------------    -----------     ------------
     Adjusted Operating Income                        5.93         16,401           7.51
Provision for Losses                                 43.07           (623)        (10.58)
Other Operating Expenses                              2.37         12,309           9.57
                                               -------------    -----------     ------------
     Income Before Taxes                              9.39          4,715           5.62
Income Taxes                                         10.45          1,677           5.94
                                               -------------    -----------     ------------

Net Income                                            8.84      $   3,038           5.47
                                               =============    ===========     ============

* Fully tax-equivalent interest income
     using the rate of 35%                            6.71      $  33,670          10.30


--------------------------------------------------------------------------------
                                     TABLE 2
                       Six Year Selected Financial Summary
                  (Dollars in thousands except per share data)
--------------------------------------------------------------------------------



                                                   1997               1996                          1995                    1994
---------------------------------------------------------------------------------------------------------------------------------

Summary of Operations
      Interest Income                         $    376,760      $     353,146              $    320,055      $         280,763
      Interest Expense                             176,910            160,467                   140,292                109,680
      Net Interest Income                          199,850            192,679                   179,763                171,083
      Provision for Loan Losses                      7,531              5,264                     5,887                  5,388
      Non-Interest Income                           47,836             42,275                    38,484                 38,323

      Gross Securities
          Transactions                               1,018               (162)                      144                   (849)
      Non-Interest Expense                         144,319            140,984                   128,675                127,652
      Net Income                                    63,800             58,618                    55,580                 50,914

Per Share Data
      Net Income                              $       2.00      $        1.80              $       1.69      $            1.54
      Cash Dividends                                  0.80               0.74                      0.66                   0.60
      Book Value                                     15.75              14.82                     15.32                  13.81

Average Balance Sheet
      Summary
      Net Loans                               $  3,135,152      $   2,958,161              $  2,674,893      $       2,462,509
      Investment Securities                      1,467,907          1,345,501                 1,174,001              1,164,445
      Total Assets                               4,945,505          4,625,907                 4,168,873              3,942,948
      Deposits                                   3,846,583          3,656,587                 3,361,721              3,272,721
      Long-Term Borrowings                          52,315             21,951                    19,026                 22,931
      Equity                                       487,598            471,443                   438,814                359,966

Selected Ratios
      Equity to Average Assets                        9.86%             10.19%                    10.53%                  9.13%
      Return on Average Assets                        1.29               1.27                      1.33                   1.29
      Return on Average Equity                       13.08              12.43                     12.67                  14.14
      Dividend Payout Ratio                          40.00              41.11                     39.05                  38.96


                                                                                                                5-YEAR
                                                                                                               COMPOUND
                                                                                                                GROWTH
                                                              1993                         1992                  RATE
                                              ----------------------------------------------------------------------------

Summary of Operations
      Interest Income                           $        276,129     $               293,446                     5.13
      Interest Expense                                   114,512                     137,780                     5.13
      Net Interest Income                                161,617                     155,666                     5.12
      Provision for Loan Losses                            6,688                      12,115                    (9.07)
      Non-Interest Income                                 40,739                      38,029                     4.70

      Gross Securities
          Transactions                                       266                         436
      Non-Interest Expense                               132,284                     122,513                     3.33
      Net Income                                          43,301                      40,554                     9.49

Per Share Data
      Net Income                                $           1.61     $                  1.51                     5.78
      Cash Dividends                                        0.54                        0.45                    12.20
      Book Value                                           12.43                       11.31                     6.85

Average Balance Sheet
      Summary
      Net Loans                                 $      2,293,436     $             2,187,688                     7.46
      Investment Securities                            1,162,499                   1,132,868                     5.32
      Total Assets                                     3,840,341                   3,733,988                     5.78
      Deposits                                         3,228,528                   3,158,145                     4.02
      Long-Term Borrowings                                36,088                      25,703                    15.27
      Equity                                             321,403                     290,727                    10.90

Selected Ratios
      Equity to Average Assets                              8.37%                       7.79%
      Return on Average Assets                              1.13                        1.09
      Return on Average Equity                             13.47                       13.95
      Dividend Payout Ratio                                33.54                       29.80



                                                                    Analysis of Return on Assets and Equity
-----------------------------------------------------------------------------------------------------------------------------------

                                                        1997              1996             1995          1994       1993
                                                     ---------         ---------         --------      -------    -------------
As a percent of average earning assets:
     Fully taxable-equivalent net
         interest income *                                4.48%           4.63%            4.80%          4.85%       4.67%
     Provision for loan losses                           (0.16)          (0.12)           (0.15)         (0.15)      (0.19)
                                                     ----------        ---------         --------        -----        ----
         Net credit income                                4.32            4.51             4.65           4.70        4.48
     Non-interest income                                  1.05            0.97             0.99           1.02        1.15
     Non-interest expense                                (3.11)          (3.25)           (3.31)         (3.48)      (3.71)
     Tax equivalent adjustment                           (0.17)          (0.17)           (0.18)         (0.18)      (0.13)
     Applicable income taxes                             (0.71)          (0.70)           (0.73)         (0.67)      (0.57)
                                                     ----------        ---------         --------        -----        ----
Return on average earning assets                          1.38            1.36             1.42           1.39        1.22
     Multiplied by average earning assets
         to average total assets                         93.81           93.49            93.25          93.00       92.73
                                                     ---------        ---------         --------         -----       -----
Return on average assets                                  1.29%           1.27%            1.33%          1.29%       1.13%
     Multiplied by average assets
         to average equity                               10.14 X          9.81 X           9.51 X        10.95 X     11.95 X
                                                     ---------        ---------         --------         ------     -------
Return on average equity                                 13.08%          12.43%           12.67%         14.14%      13.47%
                                                     =========       ==========        =========         ======      ======


* Fully tax-equivalent using the rate of 35%.





                                                     3yr Avg   5yr Avg
                                                    --------  ---------

As a percent of average earning assets:
     Fully taxable-equivalent net
         interest income *                            4.637    4.686
     Provision for loan losses                       (0.143)  (0.154)

         Net credit income                            4.493    4.532
     Non-interest income                              1.003    1.036
     Non-interest expense                            (3.223)  (3.372)
     Tax equivalent adjustment                       (0.173)  (0.166)
     Applicable income taxes                         (0.712)  (0.675)

Return on average earning assets                      1.388    1.354
     Multiplied by average earning assets
         to average total assets                     93.517   93.255

Return on average assets                              1.298    1.264
     Multiplied by average assets
         to average equity                            9.820   10.470

Return on average equity                             12.729   13.161



* Fully tax-equivalent using the rate of 35%.



-------------------------------------------------------------------------------------------------------------

                                     TABLE 4


-------------------------------------------------------------------------------------------------------------

                                                                         1997
                                                  AVERAGE                               YIELD/
                                                  BALANCE            INTEREST (1)       RATE (1)
                                             ------------------------------------------------------------
Assets
Loans (2)
     Taxable                               $          3,134,255  $          276,520                8.82%
     Tax-Exempt                                          46,208               4,600                9.95
                                             ------------------    -----------------    -------------
         Total Loans                                  3,180,463             281,120                8.84
     Less: Allowance for Losses                          45,311
                                             ------------------
         Total Loans-Net                              3,135,152                                    8.97
Investment Securities
     Taxable                                          1,241,684              83,458                6.72
     Tax-Exempt                                         226,223              18,466                8.16
                                             ------------------    -----------------    -------------
         Total Securities                             1,467,907             101,924                6.94
Federal Funds Sold & Other                               36,401               1,789                4.91
                                             ------------------    -----------------    -------------
         Total Earning Assets                         4,639,460             384,833                8.29
Other Assets                                            306,045
                                             ------------------
         Total Assets                                 4,945,505
                                             ==================


Liabilities and Equity
Interest Bearing Liabilities
     Int Bearing Demand Deposits                        561,331              10,894                1.94
     Savings Deposits                                   746,879              23,164                3.10
     Time Deposits                                    2,128,170             113,968                5.36
                                             -------------------   -----------------    -------------
         Total Interest
            Bearing Deposits                          3,436,380             148,026                4.31
     Short-Term Borrowings                              510,014              25,466                4.99
     Long-Term Borrowings                                52,315               3,418                6.53
                                             ------------------    -----------------       -------------
         Total Interest Bearing
            Liabilities                               3,998,709             176,910                4.42
Demand Deposits                                         410,203
Other Liabilities                                        48,995
Shareholders' Equity                                    487,598
                                             ------------------
         Total Liabilities &
            Equity                         $          4,945,505
                                             ==================



Net Interest Earnings                                            $          207,923
                                                                   ================



Net Yield on Earning Assets                                                                        4.48%
                                                                                               ========










                                                            -----------------------------------------------------------------------


                                                                           Average Balance Sheet/Net Interest Income Analysis
                                                                                  (Dollars in Thousands)
                                                            -----------------------------------------------------------------------

                                                                                              1996
                                                                       AVERAGE                               YIELD/
                                                                       BALANCE            INTEREST (1)       RATE (1)
                                                                  ----------------------------------------------------------
Assets
Loans (2)
     Taxable                                                    $          2,959,033  $          262,354              8.87%
     Tax-Exempt                                                               43,740               4,328              9.89
                                                                  -------------------   -----------------    -----------
         Total Loans                                                       3,002,773             266,682              8.88
     Less: Allowance for Losses                                               44,612
                                                                  -------------------
         Total Loans-Net                                                   2,958,161                                  9.02
Investment Securities
     Taxable                                                               1,140,759              75,956              6.66
     Tax-Exempt                                                              204,742              17,040              8.32
                                                                                        -----------------    -----------
         Total Securities                                                  1,345,501              92,996              6.91
Federal Funds Sold & Other                                                    21,176                 947              4.47
                                                                  -------------------   -----------------    -----------
         Total Earning Assets                                              4,324,838             360,625              8.34
Other Assets                                                                 301,069
                                                                  -------------------
         Total Assets                                                      4,625,907
                                                                  -------------------


Liabilities and Equity
Interest Bearing Liabilities
     Int Bearing Demand Deposits                                             570,783              12,036              2.11
     Savings Deposits                                                        700,919              20,107              2.87
     Time Deposits                                                         2,000,068             106,104              5.31
                                                                  -------------------   ----------------        ----------
         Total Interest
            Bearing Deposits                                               3,271,770             138,247              4.23
     Short-Term Borrowings                                                   429,708              21,076              4.90
     Long-Term Borrowings                                                     21,951               1,144              5.21
                                                                     -------------------   -----------------    -----------
         Total Interest Bearing
            Liabilities                                                    3,723,429             160,467              4.31
Demand Deposits                                                              384,817
Other Liabilities                                                             46,218
Shareholders' Equity                                                         471,443
                                                                  -------------------
         Total Liabilities &
            Equity                                              $          4,625,907
                                                                  ===================



Net Interest Earnings                                                                 $          200,158
                                                                                        =================



Net Yield on Earning Assets                                                                                           4.63%



                                                        -----------------------------------------------------------------




                                                        -----------------------------------------------------------------

                                                                                     1995
                                                               AVERAGE                               YIELD/
                                                               BALANCE            INTEREST (1)       RATE (1)
                                                         ----------------------------------------------------------
Assets
Loans (2)
     Taxable                                     $                 2,682,862  $         242,174         9.03%
     Tax-Exempt                                                       33,977              3,774        11.11
                                                         -------------------    ----------------   ----------
         Total Loans                                               2,716,839            245,948         9.05
     Less: Allowance for Losses                                       41,946
                                                         -------------------
         Total Loans-Net                                           2,674,893                            9.19
Investment Securities
     Taxable                                                         986,821             62,813         6.37
     Tax-Exempt                                                      187,180             15,941         8.52
                                                         -------------------    ----------------     ----------
         Total Securities                                          1,174,001             78,754         6.71
Federal Funds Sold & Other                                            38,540              2,253         5.85
                                                         -------------------    ----------------     ----------
         Total Earning Assets                                      3,887,434            326,955         8.41
Other Assets                                                         281,439
                                                         -------------------
         Total Assets                                              4,168,873
                                                         ===================


Liabilities and Equity
Interest Bearing Liabilities
     Int Bearing Demand Deposits                                     560,668             13,573         2.42
     Savings Deposits                                                732,548             20,880         2.85
     Time Deposits                                                 1,687,509             89,300         5.29
                                                           -----------------      -------------    ----------
         Total Interest
            Bearing Deposits                                       2,980,725            123,753         4.15
     Short-Term Borrowings                                           312,195             15,851         5.08
     Long-Term Borrowings                                             19,026                688         3.62
                                                            ----------------       -------------    ---------
         Total Interest Bearing
            Liabilities                                            3,311,946            140,292         4.24
Demand Deposits                                                      380,996
Other Liabilities                                                     37,117
Shareholders' Equity                                                 438,814
                                                         --------------------
         Total Liabilities &
            Equity                               $                 4,168,873
                                                         ====================



Net Interest Earnings                                                         $         186,663
                                                                               ================




Net Yield on Earning Assets                                                                             4.80%
                                                                                                        ====



(1) Fully taxable equivalent using the rate of 35%.
(2) Non-accrual loans are included in average balances.


-------------------------------------------------------------------------------

                                     TABLE 5
                                  Loan Summary
                             (Dollars in Thousands)
-------------------------------------------------------------------------------

                                                                             AS OF DECEMBER 31
                                                        1997            1996         1995               1994              1993
                                                    -----------    ------------   -----------       -----------         ------------
Summary of Loans by Type
     Commercial, Financial,
         Agricultural, and Other Loans            $    396,503     $    351,409    $  348,761        $  398,105        $   334,068
     Real Estate:
         Construction Loans                             60,975           66,369        56,420            49,453             44,927
         Revolving Home Equity                         192,252          152,006       128,754           113,142            102,648
         Single Family Residentials                  1,527,621        1,471,434      ,237,416         1,149,570          1,077,151
         Apartment Buildings                            75,314           70,990        60,191            49,101             53,588
         Commercial                                    477,025          451,756       397,821           343,298            350,369
     Bankers' Acceptances                                    0                0             0               849              2,123
     Installment Loans                                 572,846          571,533       580,616           544,163            474,507
                                                    -----------      -----------     ---------        ----------         ----------
         Subtotal                                    3,302,536        3,135,497      ,809,979         2,647,681          2,439,381
     Less:  Allowance for Loan Losses                   45,048           45,055        42,751            40,492             39,060
                                                    -----------      -----------     ---------        ----------         ----------
         Net Loans                                $  3,257,488     $  3,090,442    $ ,767,228        $2,607,189        $ 2,400,321
                                                    ===========      ===========     =========        ==========         ==========

Percent of Loans by Category
     Commercial, Financial,
         Agricultural, and Other Loans                   12.01%           11.21%        12.41%            15.04%             13.69%
     Real Estate:
         Construction Loans                               1.85             2.13          2.01              1.87               1.84
         Revolving Home Equity                            5.82             4.85          4.58              4.27               4.21
         Single Family Residentials                      46.26            46.91         44.04             43.42              44.16
         Apartment Buildings                              2.28             2.26          2.14              1.85               2.20
         Commercial                                      14.44            14.41         14.16             12.97              14.36
     Bankers' Acceptances                                 0.00             0.00          0.00              0.03               0.09
     Installment Loans                                   17.34            18.23         20.66             20.55              19.45
                                                    -----------      -----------     ---------        ----------         ----------
         Total                                          100.00%          100.00%       100.00%           100.00%            100.00%
                                                    ===========      ===========     =========        ==========         ==========

Non-Performing Assets
     Non-Accrual Loans                            $      8,052     $     10,288    $    9,627        $   11,134        $    13,354
     Other Real Estate Owned                             1,808            1,945         1,565             1,521              3,524
     Restructured Loans                                      0                0             0               552                969
                                                    -----------      -----------     ---------        ----------         ----------
         Total Non-Performing Assets              $      9,860     $     12,233    $   11,192        $   13,207        $    17,847
                                                    ===========      ===========     =========        ==========         ==========
     Non-performing Asset As a
         % of Total Loans                                 0.30%            0.39%         0.40%             0.50%              0.73%

     Loans Past Due Over 90 Days                  $      6,275     $      4,959    $    8,180        $    6,386        $     7,748
                                                    ===========      ===========     =========        ==========         ==========
     Loans Past Due Over 90 Days
         As a % of Total Loans                            0.19%            0.16%         0.29%             0.24%              0.32

Allocation of Loan Loss Reserve
     by Loan Type
     Commercial, Financial, and
         Unallocated Portion                      $     18,780     $     18,585    $   17,016        $   16,036        $    17,569
     Real Estate Construction Loans                        344              367           318               254                332
     Real Estate Mortgage Loans                          9,216            9,753         9,809             9,556              9,625
     Installment Loans                                  16,708           16,350        15,608            14,646             11,534
                                                    -----------      -----------     ---------        ----------         ----------
         Total                                    $     45,048     $     45,055    $   42,751        $   40,492        $    39,060
                                                    ===========      ===========     =========        ==========         ==========



--------------------------------------------------------------------------------

                                     TABLE 6
                          Comparative Loan Loss Summary
                             (Dollars in Thousands)
--------------------------------------------------------------------------------

                                                                    FOR THE YEAR ENDED DECEMBER 31
                                              1997               1996            1995             1994             1993
                                          -----------        ------------     ----------       ----------       -----------
Allowance for Loan Losses,
     Beginning of Period                  $    45,055       $    42,751       $   40,492       $   39,060       $   38,038

Charge-offs:
     Commercial, Financial, and
         Agricultural Loans                     2,098             1,105              726            1,207            2,644
     Real Estate Construction Loans                34                 0                0                0                0
     Real Estate Mortgage Loans                   888               667              588            1,314            2,018
     Installment Loans                          6,817             5,293            4,451            3,662            3,429
                                            ----------        ----------       ----------       ----------       ----------
         Totals                                 9,837             7,065            5,765            6,183            8,091
                                            ----------        ----------       ----------       ----------       ----------

Recoveries:
     Commercial, Financial, and
         Agricultural Loans                       446               306              519              793              930
     Real Estate Construction Loans                 0                 0                0                0                0
     Real Estate Mortgage Loans                   399               321              232              326              378
     Installment Loans                          1,454             1,252            1,151            1,108            1,117
                                            ----------        ----------       ----------       ----------       ----------
         Totals                                 2,299             1,879            1,902            2,227            2,425
                                            ----------        ----------       ----------       ----------       ----------
Net Charge-offs                                 7,538             5,186            3,863            3,956            5,666
Provision for Loan Losses                       7,531             5,264            5,887            5,388            6,688
Balance of Acquired Subsidiaries                    0             2,226              235                0                0
                                            ----------        ----------       ----------       ----------       ----------
Allowance for Loan Losses,
     End of Period                        $    45,048       $    45,055       $   42,751       $   40,492       $   39,060
                                            ==========        ==========       ==========       ==========       =========


Average Total Loans                       $ 3,180,463       $ 3,002,773       $2,716,839       $2,502,784       $2,332,836
Total Loans at Year-end                     3,302,536         3,135,497        2,809,979        2,647,681        2,439,381

As a Percent of Average
     Total Loans:
     Net Charge-offs                             0.24%             0.17%            0.14%            0.16%            0.24%
     Provision for Loan Losses                   0.24              0.18             0.22             0.22             0.29
     Allowance for Loan Losses                   1.42              1.50             1.57             1.62             1.67

As a Percent of Total Loans
     at Year-end:
     Allowance for Loan Losses                   1.36%             1.44%            1.52%            1.53%            1.60%

As a Multiple of Net Charge-offs:
     Allowance for Loan Losses                   5.98 X            8.69 X          11.07 X          10.24 X           6.89 X
     Income Before Tax and
         Provision for Loan Losses              13.85             18.09            23.22            20.45            12.41


TABLE 7
REMAINING MATURITIES OF LOANS
(Dollars In Thousands)

                                                                            PROJECTED MATURITIES *
                                                         BALANCE           ONE YEAR     ONE TO FIVE        OVER FIVE
                                                     DECEMBER 31, 1997     OR LESS         YEARS             YEARS
                                                   -------------------   -----------   ------------       ----------
Commercial, Financial, and Agricultural Loans            $   372,933      $  190,851   $    135,657       $   46,425
Real Estate Construction Loans                                60,975          38,283         10,689           12,003
Commercial Real Estate Loans                                 552,339          99,420        257,406          195,513

Loans With:
  Floating Rates                                         $   450,079      $   98,439   $    249,205       $  102,304
  Predetermined Rates                                    $   536,168      $  230,115   $    154,547       $  151,637


*Based on scheduled or approximate repayments.

--------------------------------------------------------------------------------

                                     TABLE 8
                         Investment Securities Analysis
                             (Dollars in Thousands)
--------------------------------------------------------------------------------
Held-to-Maturity

                                                                                       As of December 31, 1997
                                                                       ------------------------------------------------------
                                                                                                AVERAGE              TAXABLE
                                                                            BOOK                MATURITY            EQUIVALENT
                                                                           VALUE               (Yrs./Mos.)            YIELD *
                                                                      -------------          ------------        -------------
States and Political Subdivisions Securities
     Within one year                                                         6,299                                       11.44%
     After one but within five years                                        21,062                                        8.61
     After five but within ten years                                       101,066                                        7.72
     After ten years                                                       108,863                                        7.97
                                                                      -------------
         Total State and Political Subdivision                             237,290                  9/7                   8.01


U.S. Government Agencies
     Within one year                                                        19,444                                        6.77
     After one but within five years                                        25,181                                        6.92
     After ten years                                                         3,708                                        7.28
                                                                      -------------
         Total State and Political Subdivision                              48,333                 2/10                   6.89

Mortgage-Backed Securities
     After one but within five years                                         4,556                                        6.40
     After five but within ten years                                         1,958                                        6.40
     After ten years                                                        56,242                                        6.40
                                                                      -------------
         Total Mortgage-Backed Securities                                   62,756                 14/2                   6.40

Other Securities                                                             3,893
                                                                      -------------

Total Securities Held-to-Maturity                                   $      352,272                  9/2                   7.56%
                                                                      =============



Available-for-Sale

                                                                                                    AVERAGE         TAXABLE
                                                                             MARKET                 MATURITY        EQUIVALENT
                                                                             VALUE                 (Yrs./Mos.)        YIELD *
                                                                     --------------             ------------    -------------
U.S. Treasury Securities
     Within one year                                                 $      69,047                                   6.11%
     After one but within five years                                       180,182                                   6.40
     After five but within ten years                                        21,223                                   7.06
     After ten years
                                                                       ------------
         Total U.S. Treasury Securities                                    270,452                 1/10              6.38

U.S. Government Agencies Securities
     Within one year                                                        40,205                                   6.55
     After one but within five years                                       240,122                                   6.36
     After five but within ten years                                       264,170                                   6.67
     After ten years                                                        46,508                                   7.09
                                                                       ------------
         Total Government Agencies                                         591,005                  5/1              6.57

Mortgage-Backed Securities
     Within one year                                                         1,656                                   6.81
     After one but within five years                                        14,957                                   6.80
     After five but within ten years                                        24,857                                   6.82
     After ten years                                                       262,450                                   7.10
                                                                       ------------
         Total Mortgage-Backed Securities                                  303,920                 14/2              7.02

Other Securities                                                            51,372
                                                                       ------------

Total Securities Available-for-Sale                                  $   1,216,749                  6/5              6.36%
                                                                       ============


*Fully taxable equivalent using the rate of 35%.

** Maturities for mortgage-backed securities are based on final maturity.

--------------------------------------------------------------------------------

                                     TABLE 9
                Maturity Distribution of Certificates of Deposit
                         In Amounts of $100,000 or More
                             (Dollars In Thousands)
--------------------------------------------------------------------------------

                                  AS OF DECEMBER 31, 1997       AS OF DECEMBER 31, 1996
                                  AMOUNT        PERCENT          AMOUNT        PERCENT
                               ------------    ----------     ------------    ---------
Three Months or Less         $      99,980        30.47%       $ 127,759           39.97%
Three through Six Months            54,363        16.57           50,236           15.71
Six through Twelve Months           86,693        26.42           58,458           18.29
Over Twelve Months                  87,097        26.54           83,216           26.03
                               ------------    ----------     -------------   ----------
     Total                   $     328,133       100.00%       $ 319,669          100.00%
                               ============    ==========     =============   ==========


                                    TABLE 10
                        INTEREST RATE SENSITIVITY SUMMARY

                                  1998      1999       2000        2001       2002      Thereafter      Total      Fair Value
                               --------- ---------------------  ----------  ----------  ------------- ---------   -----------
Rate Sensitive Assets
Fixed interest rate loans      $ 436,952  $ 309,777 $ 235,999   $ 194,432   $ 148,080    $ 422,679    $ 1,747,919 $ 1,696,723
     Average interest rate          9.29%      9.19%     8.87%       8.57%       8.49%        7.80%          8.71%
Variable interest rate loans     370,649    146,999   102,303      74,322      69,929      790,415      1,554,617   1,612,334
     Average interest rate          8.62%      8.53%     8.61%       8.71%       8.95%        8.20%          8.39%
Fixed interest rate securities   358,127    317,396    97,671     101,581      75,880      561,155      1,511,810   1,516,144
     Average interest rate          6.39%      6.53%     6.59%       6.61%       6.69%        6.08%          6.34%
Variable interest rate
 securities                         9239       9239      9239        9239        9239        11016         57,211       59974
     Average interest rate          6.81%      6.81%     6.81%       6.81%       6.81%        6.81%          6.81%

Rate Sensitive Liabilities
Non interest bearing deposits    130,873     74,301    55,726      51,546      36,222      116,559        465,227     465,226
     Average interest rate
Savings and interest bearing
 checking                        253,519    168,678   137,131     117,433     101,839      580,862      1,359,462   1,359,328
     Average interest rate          2.79%      2.68%     2.68%       2.68%       2.68%        2.68%          2.70%
Fixed interest rate time
 deposits                      1,197,988    445,516    99,071      32,948      17,572        2,176      1,795,271   1,801,350
     Average interest rate          5.45%      5.72%     5.95%       5.14%       5.89%        4.06%
Variable interest rate time
 deposits                        314,214                                                                  314,214     314,195
     Average interest rate          4.84%                                                                    4.84%
Fixed interest rate borrowings   171,474    167,321    29,006           6           6        2,837        370,650     371,164
     Average interest rate          5.66%      5.49%     5.46%       8.76%       8.76%        5.84%          5.57%
Variable interest rate
 borrowings                      301,705                                                                  301,705     301,705
     Average interest rate          4.68%                                                                    4.68%


--------------------------------------------------------------------------------

                                    TABLE 11
                         Rate Volume Analysis of Changes
                         In Interest Income and Expense
                             (Dollars in Thousands)
--------------------------------------------------------------------------------

                                                            1997 vs 1996                                1996 vs 1995
                                                         INCREASE (DECREASE)                        INCREASE (DECREASE)
                                                       IN NET INTEREST INCOME *                  IN NET INTEREST INCOME *
                                        -----------------------------------------------   ------------------------------------------
                                             VOLUME             RATE          TOTAL       VOLUME            RATE       TOTAL
                                        -----------------------------------------------   ------------------------------------------
Earning Assets
     Loans
         Taxable                         $      15,465     $    (1,299)    $    14,166      $   24,551     $   (4,371)    $20,180
         Tax-Exempt                                246              26             272             999           (445)        554
                                           ------------      ----------      ----------      ----------     ----------     -------
            Total Loans                         15,711          (1,273)         14,438          25,550         (4,816)     20,734
     Investment Securities
         Taxable                                 6,777             725           7,502          10,147          2,996      13,143
         Tax-Exempt                              1,759            (333)          1,426           1,468           (369)      1,099
                                           ------------      ----------      ----------      ----------     ----------     -------
            Total Securities                     8,536             392           8,928          11,615          2,627      14,242
Federal Funds Sold & Other                         740             102             842            (858)          (448)     (1,306)
                                           ------------      ----------      ----------      ----------     ----------     -------
            Total Earning Assets                24,987            (779)         24,208          36,307         (2,637)     33,670
                                           ------------      ----------      ----------      ----------     ----------     -------

Interest Bearing Liabilities
     Time & Savings Deposits                     7,053           2,726           9,779          12,265          2,229      14,494
     Short-Term Borrowings                       4,004             386           4,390           5,780           (555)      5,225
     Long-Term Borrowings                        1,922             352           2,274             118            338         456
                                           ------------      ----------      ----------      ----------     ----------     -------
            Total Interest Bearing
                Liabilities                     12,979           3,464          16,443          18,163          2,012      20,175
                                           ------------      ----------      ----------      ----------     ----------     -------
Net Interest Earnings                    $      12,008     $    (4,243)    $     7,765      $   18,144     $   (4,649)    $13,495
                                           ============      ==========      ==========      ==========     ==========     =======



* Fully taxable equivalent using the rate of 35%.
Note - changes to rate/volume are allocated to both rate and volume on a proportionate dollar basis.

--------------------------------------------------------------------------------

                                    TABLE 12
                         Non-Interest Income and Expense
                             (Dollars in Thousands)
--------------------------------------------------------------------------------


                                                                                   INCREASE (DECREASE) OVER PRIOR YEAR
                                                                              ----------------------------------------------
                                      1997          1996            1995               1997                  1996
                                   ----------    -----------     ----------   ---------------------- -----------------------
                                                                               AMOUNT       PERCENT    AMOUNT      PERCENT
                                                                              ---------    --------- ---------    ----------
Service Charges and Other
     Operating Income
     Trust Income                 $  10,228       $  9,322       $   8,203     $   906        9.72 $  1,119        13.64
     Credit/Debit Card Fees           3,684          2,479           2,011       1,205       48.61      468        23.27
     Service Charges on
         Deposit Accounts            15,511         14,934          14,109         577        3.86      825         5.85
     Electronic Banking               2,350          1,206           1,065       1,144       94.86      141        13.24
     Investment Services              1,092            949             760         143       15.07      189        24.87
     Real Estate Fees                 6,191          6,098           5,249          93        1.53      849        16.17
     Checkbook Sales                  2,168          2,095           2,228          73        3.48     (133)       (5.97)
     Securities Transactions          1,018           (162)            144       1,180     (728.40)    (306)     (212.50)
     Miscellaneous                    6,612          5,192           4,859       1,420       27.35      333         6.85
                                   ---------       --------       ---------     -------   -------    --------  --------
     Total Non-Interest
         Income                   $  48,854       $ 42,113       $  38,628     $ 6,741       16.01 $  3,485         9.02
                                   =========       ========       =========     =======   =======    ========  ========

Other Operating Expenses
     Salaries & Wages             $  55,175       $ 53,634       $  51,973     $ 1,541        2.87 $  1,661         3.20
     Employee Benefits               19,059         16,774          15,049       2,285       13.62    1,725        11.46
                                   ---------       --------       ---------     -------   -------    --------  --------
         Total Staff Expenses        74,234         70,408          67,022       3,826        5.43    3,386         5.05
     Other Operating Expenses
         Advertising                  4,083          3,717           2,484         366        9.85    1,233        49.64
         FDIC Insurance               1,051          7,921           4,696      (6,870)     (86.73)   3,225        68.68
         Occupancy, Net               7,614          7,380           6,777         234        3.17      603         8.90
         Equipment                    9,377          9,683           9,233        (306)      (3.16)     450         4.87
         Outside Data Processing      9,115          6,632           6,073       2,483       37.44      559         9.20
         Taxes Not on Income          3,382          3,400           2,861         (18)      (0.53)     539        18.84
         Supplies & Postage           7,404          7,013           6,868         391        5.58      145         2.11
         All Other                   28,059         24,830          22,661       3,229       13.00    2,169         9.57
                                   ---------       --------       ---------     -------   -------    --------  --------
         Total Other Operating
             Expenses                70,085         70,576          61,653        (491)     (0.70)    8,923        14.47
                                   ---------       --------       ---------     -------   -------    --------  --------
     Total Non-Interest
         Expense                  $ 144,319       $140,984       $ 128,675     $ 3,335       2.37 $  12,309         9.57
                                   =========       ========       =========     =======   =======    ========  ========

EXHIBITS

(27)      Financial Data Schedules

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        One Valley Bancorp, Inc.


DATE:  June 17, 1998

                                        BY  /s/ Laurance G. Jones
                                           -------------------------------
                                                Laurance G. Jones
                                               (Chief Financial Officer)